Exhibit 2.1

AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

Dated as of August 25, 2016

By and Among

Green Plains Inc.

as Purchaser,

and

Abengoa Bioenergy Company, LLC

as Seller

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INDEX OF EXHIBITS

EXHIBIT A	FORM OF BILL OF SALE

EXHIBIT B	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT C	FORM OF ASSUMPTION AND ASSIGNMENT OF LEASES

EXHIBIT D	IP ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT E	BIDDING PROCEDURES ORDER

EXHIBIT F	SALE ORDER

EXHIBIT G	TERMS AND CONDITIONS REGARDING THE PILOT PLANT

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AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

This Amended and Restated Asset Purchase Agreement (this “Agreement”), dated as of August 25, 2016 (the “Agreement Date”), by and among Green Plains Inc. , an Iowa corporation (“Purchaser”), and one or more other persons designated by the Purchaser (collectively, the “Purchaser Designees”), and Abengoa Bioenergy Company, LLC, a Kansas limited liability company (the “Company” or “Seller”). Purchaser and the Seller are collectively referred to herein as the “Parties” and individually as a “Party”. For the purposes of this Agreement, capitalized terms used herein shall have the meanings set forth herein or in Article X.

RECITALS

WHEREAS, on February 24, 2016, the Seller filed a voluntary petition (the “Chapter 11 Petition”) for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”) commencing a chapter 11 case (the “Bankruptcy Case”).

WHEREAS, the Seller continues to manage its properties and operate its business as “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code;

WHEREAS, the Seller wishes to sell the Business;

WHEREAS, Purchaser desires to purchase the Purchased Assets and assume the Assumed Liabilities from the Seller and the Seller desires to sell, convey, assign and transfer to Purchaser the Purchased Assets together with the Assumed Liabilities, all in the manner and subject to the terms and conditions set forth in this Agreement and in accordance with Sections 105, 363 and 365 and other applicable provisions of the Bankruptcy Code;

WHEREAS, the Purchased Assets and Assumed Liabilities shall be purchased and assumed by Purchaser pursuant to the Sale Order approving such sale, free and clear of all obligations, interests, Claims, Liabilities and Encumbrances (other than Permitted Encumbrances and the Assumed Liabilities), pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, and Rules 6004 and 6006 of the Federal Rules of Bankruptcy Procedure, which order will include the authorization for the assumption by Seller and assignment to Purchaser of the Assigned Contracts and the assumed liabilities thereunder in accordance with Section 365 of the Bankruptcy Code, all in the manner and subject to the terms and conditions set forth in this Agreement and the Sale Order and in accordance with other applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure and the local rules for the Bankruptcy Court (together, the “Bankruptcy Rules”); and

WHEREAS, the board of directors (or similar governing body) of Seller has determined that it is advisable and in the best interests of Seller and its constituencies to enter into this Agreement and to consummate the transactions provided for herein, subject to entry of the Sale Order, and has approved the same.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Purchaser and Seller hereby agree as follows:

ARTICLE I.

PURCHASE AND SALE OF THE PURCHASED ASSETS;

ASSUMPTION OF ASSUMED LIABILITIES

1.1 Purchase and Sale of the Purchased Assets. Pursuant to Sections 105, 363 and 365 of the Bankruptcy Code and on the terms and subject to the conditions set forth herein, at the Closing Seller shall sell, transfer, assign, convey and deliver to Purchaser or any Purchaser Designee, free and clear of all Encumbrances other than Permitted Encumbrances, and Purchaser shall purchase, acquire and accept from Seller all of Seller’s right, title and interest in, to and under the business relating its 56 million gallon nameplate ethanol production facility located at 1414 Road O, York, NE 68467, York County (the “Business” or “York Plant”), including the following to the extent related to the Business, but excluding the Excluded Assets, (the “Purchased Assets”) as of the Closing:

(a) all of Seller’s properties, rights, claims and assets (other than the Excluded Assets) of every kind and description, wherever situated or located, real, personal or mixed, tangible or intangible, contingent, owned, leased, or licensed, for use in or relating to the Business, whether or not reflected on the books and records of Seller, as the same shall exist on the Closing Date, including without limitation all of the NXT Assets;

(b) subject to Section 1.6 and Section 8.3, to the extent assignable pursuant to Section 365 of the Bankruptcy Code, all rights under Contracts, agreements and purchase and sale orders that are not Rejected Contracts (as defined in Section 1.6(a)(i)), including any customer contracts and any contract renewal rights, but excluding obligations under the DIP Financing Agreements and the Excluded Contracts (the “Assigned Contracts”), each as listed on Schedule 1.1(b);

(c) to the extent related to the Business, except as set forth on Schedule 1.1(c), (i) all trade and non-trade accounts receivable, notes receivable and negotiable instruments of Seller, but excluding any intercompany Indebtedness (the “Accounts Receivable”), and (ii) all Pre-Paid Expenses;

(d) all Documents relating to the Purchased Assets or Assumed Liabilities, including, without limitation, customer lists;

(e) the Owned Real Property listed on Schedule 1.1(f) (the “Acquired Owned Real Property”);

(f) the Owned Buildings, subject to ground leases, listed on Schedule 1.1(g) (the “Acquired Buildings”);

(g) all tangible assets of Seller relating to the Business, other than the assets set forth on Schedule 1.1(i), including, without limitation, the tangible assets of Seller located at the Locations listed on Schedule 1.1(i);

(h) all personnel files for Transferred Employees except as required under Law; provided, however, that Seller has the right to retain copies at Seller’s expense to the extent required by Law;

(i) any chattel paper owned or held by Seller relating to the Business or the Purchased Assets other than the Excluded Assets;

(j) any lock boxes to which account debtors of the Seller remit payment relating to the Business or the Purchased Assets other than the Excluded Assets;

(k) all other or additional assets, properties, privileges, rights (including prepaid expenses) and interests of Seller relating to the Business or the Purchased Assets other than the Excluded Assets of every kind and description and wherever located, whether known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, and whether or not specifically referred to in this Agreement;

(l) all Permits and all pending applications therefor;

(m) all express or implied guarantees, warranties, representations, covenants, indemnities, rights, claims, counterclaims, defenses, credits, causes of action or rights of set off against third parties relating to the Purchased Assets (including, for the avoidance of doubt, those arising under, or otherwise relating to the Assigned Contracts) or Assumed Liabilities, including rights under vendors’ and manufacturers’ warranties, indemnities and guaranties;

(n) the Intellectual Property;

(o) all goodwill, payment intangibles and general intangible assets and rights of Seller to the extent associated with the Business or the Purchased Assets other than the Excluded Assets;

(p) all Inventory, including raw materials, work in process, parts, subassemblies and finished goods or goods in transit or subject to an assumed Purchase Order, wherever located and whether or not obsolete or carried on the Seller’s books of account, in each case with any transferable warranty and service rights of the applicable Seller with respect to such Purchased Assets to the extent owned by Seller;

(q) the Seller’s Documents and Organizational Documents, and without limiting the foregoing, each of the following: financial accounting and other books and records, corporate charter, minute and stock record books, Tax Returns, corporate seal, checkbooks and canceled checks, correspondence, and all customer sales, marketing, advertising, packaging and promotional materials, files, data, software (whether written, recorded or stored on disk, film, tape or other media, and including all computerized data), drawings, engineering and manufacturing data and other technical information and data, and all other business and other records, in each case arising under or relating to the Purchased Assets, the Assumed Liabilities or the Business provided, however, that Seller has the right to retain copies of all of the foregoing at Seller’s expense;

(r) to the extent transferable, all rights and obligations under or arising out of all insurance policies relating to the Business or any of the Purchased Assets or Assumed Liabilities (including returns and refunds of any premiums paid, or other amounts due back to Seller, with respect to cancelled policies);

(s) all Tax assets net of any liability (including all state and federal Tax refunds (or the right to such state and federal refunds of Taxes, whether claimed or unclaimed) for all taxable periods (or portions thereof), whether ending on, prior to, or after the Closing Date (the “Tax Refunds”)), excluding all net operating losses of the Seller and the Business as of or prior to the Closing Date;

(t) except to the extent set forth on Schedule 1.1(v), all rights and obligations under non-disclosure or confidentiality, key employee retention plans and similar arrangements with (or for the benefit of) employees and agents of Seller or with third parties (including any non-disclosure or confidentiality agreements or any key employee retention plans or similar arrangements entered into in connection with or in contemplation of the filing of the Bankruptcy Case and the Auction contemplated by the Bidding Procedures Order);

(u) to the extent owned by Seller, all fixed assets and other personal property and interests related to the Business or Purchased Assets, wherever located, including all vehicles, tools, parts and supplies, fuel, machinery, equipment, furniture, furnishing, appliances, fixtures, office equipment and supplies, owned and licensed computer hardware and related documentation, stored data, communication equipment, trade fixtures and leasehold improvements, in each case with any freely transferable warranty and service rights of the applicable Seller with respect to such Purchased Assets;

(v) telephone, fax numbers and email addresses;

(w) all of Seller’s rights to receive refunds, payments or overpayments, clawbacks or other amounts (whether from a workers’ compensation administrator or otherwise) in respect of any and all workers’ compensation matters, claims, potential claims, purported claims and similar related items with respect to any Transferred Employee; and

(x) all avoidance claims or causes of action under the Bankruptcy Code or applicable Law (including, without limitation, any preference or fraudulent conveyance), and all other claims or causes of action under any other provision of the Bankruptcy Code or applicable laws (i) against counterparties to Assigned Contracts, (ii) against those non-Affiliate vendors or suppliers relating to the Purchased Assets that the Purchaser elects to continue to engage, (iii) against any non-executive employees or non-Affiliate independent contractors of the Seller employed or engaged by Purchaser, and (iv) pursuant to vendors and manufactures’ warranties, indemnities and guaranties in respect of machinery and equipment purchased by Purchaser (the “Avoidance Actions”).

1.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, in no event shall Seller be deemed to sell, transfer, assign or convey, and Seller shall retain all right, title and interest to, in and under only the following assets, properties, interests and rights of Seller (collectively, the “Excluded Assets”):

(a) any asset of Seller that otherwise would constitute a Purchased Asset but for the fact that it is sold or otherwise disposed of in the Ordinary Course of Business of Seller and in conformity with the terms and conditions of this Agreement, during the time from the Agreement Date until the Closing Date, or Purchaser otherwise agrees to such disposition;

(b) copies of any and all information not relating to the Business that is stored on Seller’s computer systems, data networks or servers;

(c) all agreements and contracts of Seller other than those agreements and contracts included in the Purchased Assets;

(d) all Documents and all personnel records of Seller’s employees that Seller is required by Law to retain and is prohibited by Law from providing a copy thereof to Purchaser;

(e) all shares of capital stock or other equity interests issued or owned by Seller or securities convertible into, exchangeable or exercisable for any such shares of capital stock or other equity interests;

(f) any avoidance claims or causes of action under the Bankruptcy Code or applicable Law (including, without limitation, any preference or fraudulent conveyance), and all other claims or causes of action under any other provision of the Bankruptcy Code or applicable laws, solely relating to Excluded Assets;

(g) all Claims that Seller may have against any Person solely with respect to any Excluded Assets or any Excluded Liabilities;

(h) Seller’s rights under this Agreement, the Purchase Price hereunder, any agreement, certificate, instrument or other document executed and delivered by Purchaser to Seller in connection with the transactions contemplated hereby, or any side agreement between Seller and Purchaser entered into on or after the Agreement Date;

(i) all current and prior director and officer insurance policies of the Seller and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(j) the Seller’s financial accounting books and records, corporate charter, minute and stock record books, income tax returns, corporate seal, checkbooks and canceled checks that do not constitute Purchased Assets;

(k) the properties and assets set forth on Schedule 1.2(k);

(l) all Benefit Plans (including all assets, trusts, insurance policies and administration service contracts related thereto);

(m) all Pension Plans;

(n) all assets of Seller related solely to Seller’s ethanol production facilities located in Colwich, Kansas and Portales, New Mexico or as set forth on Schedule 1.2(n);

(o) all of Seller’s cash and Cash Equivalents;

(p) all confidential personnel and medical records of employees who do not become Transferred Employees;

(q) except to the extent set forth on Schedule 1.2(p), any and all claims, deposits, prepayments, refunds, rebates, causes of action, rights of recovery, rights of set-off and rights of recoupment relating to or in respect of an Excluded Asset; and

(r) all net operating losses of the Seller and the Business as of or prior to the Closing Date.

For the avoidance of doubt, no assets related to the Pilot Plant shall be considered part of the Purchased Assets. In addition, for the avoidance of doubt, no assets related to the second generation facility located in Hugoton, Kansas (the “Hugoton Facility”) shall be considered part of the Purchased Assets.

1.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement and the Sale Order, effective as of the Closing, Purchaser shall assume from the Seller (and pay, perform, discharge or otherwise satisfy in accordance with their respective terms), and the Seller shall irrevocably convey, transfer and assign to Purchaser, the following Liabilities (and only the following Liabilities) (collectively, the “Assumed Liabilities”):

(a) all Liabilities of Seller arising from the ownership of the Purchased Assets, arising after the Closing Date;

(b) all Liabilities and obligations of Seller under the Purchased Assets and under the Assigned Contracts, including, without limitation, (i) all pre-petition cure costs required to be paid pursuant to Section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Assigned Contracts (such pre-petition cure costs are, collectively, the “Cure Costs”), which Cure Costs shall not exceed $550,000, provided, that, Purchaser shall not add contracts to the scheduled Assigned Contracts; and (ii) any post-Closing liabilities;

(c) any Liabilities for trade and non-trade payables arising out of the conduct of the Business and incurred on or after the Closing Date;

(d) all open purchase orders set forth on Schedule 1.3(d) arising out of the conduct of the Business; and

(e) all Liabilities, if any, set forth on Schedule 1.3(f).

The assumption by Purchaser of the Assumed Liabilities shall not, in any way, enlarge the rights of any third parties relating thereto.

1.4 Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, Purchaser is assuming only the Assumed Liabilities and is not assuming, and shall not be deemed to have assumed, any other Liabilities of Seller of whatever nature (whether arising prior to, at the time of, or subsequent to Closing), whether absolute, accrued, contingent or otherwise, whether due or to become due and whether or not assets, and whether or not known or unknown or currently existing or hereafter arising or matured or unmatured, direct or indirect, and the Seller shall be solely and exclusively liable for any and all such Liabilities, including those relating to, arising out of or in connection with the operation of the Business or the Purchased Assets (including the use and ownership thereof) at any time prior to the Closing Date, and including, without limitation, those Liabilities set forth below (collectively, the “Excluded Liabilities”):

(a) all Liabilities of the Seller relating to or otherwise arising, whether before, on or after the Closing, out of, or in connection with, any of the Excluded Assets;

(b) any and all Liabilities for Indebtedness with respect to borrowed money and any intercompany Indebtedness, including without limitation the NXT Lease Agreement;

(c) all guarantees of third party obligations and reimbursement obligations to guarantors of Seller’s obligations or under letters of credit;

(d) any and all (i) Liabilities of the Seller for any Taxes (including any Taxes owed by Seller and arising in connection with the consummation of the transactions contemplated by this Agreement), (ii) any Taxes imposed on any Person that are the responsibility of the Seller pursuant to Section 11.1, (iii) Taxes attributable to the Purchased Assets or the operation of the Business for any Pre-Closing Tax Period and (iv) any Taxes arising from or in connection with an Excluded Asset;

(e) any and all Liabilities of the Seller in respect of Contracts that are not Assigned Contracts;

(f) except for any employment Contract that is an Assumed Contract, all Liabilities with respect to compensation, severance or benefits of any nature owed to any current or former employee, officer, director, member, partner or independent contractor of Seller or any ERISA Affiliate (or any beneficiary or dependent of any such individual) and any of Seller’s employees at or assigned to the York Plant who do not become Transferred Employees and such of those employees, if any , who are not at work because of a long-term disability, whether or not employed by Purchaser or any of its Affiliates after the Closing, that (A) arises out of or relates to the employment, service provider or other relationship between Seller or ERISA Affiliate and any such individual, including the termination of such relationship, (B) arises out of or relates to any Benefit Plan or (C) arises out of or relates to events or conditions occurring on or before the Closing Date;

(g) draft or checks outstanding at the Closing (except to the extent an Assumed Liability or relating to an Assumed Contract);

(h) all Liabilities under any futures contracts, options on futures, swap agreements or forward sale agreements;

(i) all Liabilities for fees, costs and expenses that have been incurred or that are incurred or owed by Seller in connection with this Agreement or the administration of the Bankruptcy Case (including all fees and expenses of professionals engaged by Seller) and administrative expenses and priority claims accrued through the Closing Date and specified post-closing administrative wind-down expenses of the bankrupt estates pursuant to the Bankruptcy Code (which such amounts shall be paid by the Seller from the proceeds collected in connection with the Excluded Assets) and all costs and expenses incurred in connection with (i) the negotiation, execution and consummation of the transactions contemplated under this Agreement and each of the other documents delivered in connection herewith, (ii) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any consent required to be obtained in connection with any of such transactions; (iii) the negotiation, execution and consummation of the DIP Financings, and (iv) the consummation of the transactions contemplated by this Agreement, including any retention bonuses, “success” fees, change of control payments and any other payment obligations of Seller payable as a result of the consummation of the transactions contemplated by this Agreement and the documents delivered in connection herewith;

(j) all Liabilities related to the WARN Act, to the extent applicable, with respect to Employees, and for any action resulting from Employees’ separation of employment prior to or on the Closing Date;

(k) all Liabilities of Seller to its equity holders respecting dividends, distributions in liquidation, redemptions of interests, option payments or otherwise, and any liability of Seller pursuant to any Affiliate Agreement;

(l) all Liabilities arising out of or relating to any business or property formerly owned or operated by Seller, any Affiliate or predecessor thereof, but not presently owned and operated by the Seller;

(m) all Liabilities relating to claims, actions, suits, arbitrations, litigation matters, proceedings or investigations (in each case whether involving private parties, Authorities, or otherwise) involving, against, or affecting any Purchased Asset, the Business, Seller, or any assets or properties of Seller, whether commenced, filed, initiated, or threatened before or after the Closing and whether relating to facts, events, or circumstances arising or occurring before or after the Closing;

(n) all obligations of the Seller arising and to be performed prior to the Closing Date arising from or related to the Business or the Purchased Assets;

(o) all Environmental Liabilities and Obligations to the full extent allowed by applicable law;

(p) all Liabilities of Seller or its predecessors arising out of any contract, agreement, Permit, franchise or claim that is not transferred to Purchaser as part of the Purchased Assets or, is not transferred to Purchaser because of any failure to obtain any third-party or governmental consent required for such transfer;

(q) all Liabilities set forth on Schedule 1.4(q);

(r) with respect to all periods prior to the Closing Date, Seller shall remain liable and responsible for compliance with, as well as any liability which may arise or exist under the Workers Adjustment and Retraining Notification Act, P.L. 100-379, with respect to the termination of any employee of any Seller prior to the Closing Date;

(s) All mechanic’s lien claims, including, without limitation the mechanic’s lien claim asserted by DeWine Mechanical, Inc.

1.5 Post-Closing Liabilities. Purchaser acknowledges that Purchaser shall be responsible for all Liabilities and obligations relating to Purchaser’s ownership or use of, or right to use, the Purchased Assets and the Assumed Liabilities after the Closing Date, including without limitation all Taxes arising out of or related to the Purchased Assets or the operation of conduct of the Business acquired pursuant to this Agreement for all Tax periods beginning on or after the Closing Date.

1.6 Assumption/Rejection of Certain Contracts.

(a) Assignment and Assumption at Closing.

(i) Schedule 1.6(a) sets forth a list of all executory Contracts to which, to the Seller’s Knowledge, Seller is a party and which are to be included in the Assigned Contracts, which list shall also include estimated Cure Costs (“Estimated Cure Costs”). From and after the date hereof until the later of: (i) three (3) Business Days prior to the Auction; or (ii) the entry by the Bankruptcy Court of an order authorizing the Cure Costs for each of the Assigned Contracts, the Seller shall make such deletions to Schedule 1.6(a) as Purchaser shall, in its sole discretion, request in writing. Any such deleted Contract shall be deemed to no longer be an Assigned Contract. All Contracts of Seller that are not listed on Schedule 1.6(a) shall not be considered an Assigned Contract or Purchased Asset and shall be deemed “Rejected Contracts.”

(ii) Seller shall take all actions required to assume and assign the Assigned Contracts to Purchaser (other than payment of Cure Costs, if so required), including taking all actions required to facilitate any negotiations with the counterparties to such Assigned Contracts and to obtain an Order containing a finding that the proposed assumption and assignment of the Assigned Contracts to Purchaser satisfies all applicable requirements of Section 365 of the Bankruptcy Code.

(iii) At Closing, (x) Seller shall, pursuant to the Sale Order and the Assumption and Assignment Agreement or the Assumption and Assignment of Leases, as applicable, assume and assign to Purchaser (the consideration for which is included in the Purchase Price) each of the Assigned Contracts that is capable of being assumed and assigned, and (y) Purchaser shall pay promptly all Cure Costs (if any) in connection with such assumption and assignment (as agreed to among the various counterparties, Purchaser and Seller, or as determined by the Bankruptcy Court) and assume and perform and discharge the Assumed Liabilities (if any) under the Assigned Contracts, pursuant to the Assumption and Assignment Agreement or the Assumption and Assignment of Leases, as applicable.

(b) Previously Omitted Contracts.

(i) If prior to or following Closing, it is discovered that a Contract should have been listed on Schedule 1.6(a) but was not listed on Schedule 1.6(a), or if Purchaser desires in its sole discretion to acquire any Contract to which the Seller is party (including any Rejected Contract prior to the entry by the Bankruptcy Court of an order with respect thereto) (any such Contract, a “Previously Omitted Contract”), Seller shall, promptly following the discovery thereof or receipt of notice from Purchaser of its desire to acquire any such Contract (but in no event later than two (2) Business Days following the discovery thereof or receipt of such notice), notify Purchaser in writing of such Previously Omitted Contract and all Cure Costs (if any) for such Previously Omitted Contract. Purchaser shall thereafter deliver written notice to Seller, no later than five (5) Business Days following notification of such Previously Omitted Contract from Seller, designating such Previously Omitted Contract as “Assumed” or “Rejected” (a “Previously Omitted Contract Designation”). A Previously Omitted Contract designated in accordance with this Section 1.6(b)(i) as “Rejected,” or with respect to which Purchaser fails to timely deliver a Previously Omitted Contract Designation, shall be a Rejected Contract.

(ii) If Purchaser designates a Previously Omitted Contract as “Assumed” in accordance with Section 1.6(b)(i), (x) Schedule 1.6(a) shall be amended to include such Previously Omitted Contract and (y) Seller shall serve a notice (the “Previously Omitted Contract Notice”) on the counterparties to such Previously Omitted Contract notifying such counterparties of the Cure Costs with respect to such Previously Omitted Contract and Seller’s intention to assume and assign such Previously Omitted Contract in accordance with this Section 1.6. The Previously Omitted Contract Notice shall provide the counterparties to such Previously Omitted Contract with fifteen (15) Business Days to object, in writing to the Seller and Purchaser, to the Cure Costs or the assumption of its Contract. If the counterparties, Seller and Purchaser are unable to reach a consensual resolution with respect to the objection, the Seller will seek an expedited hearing before Bankruptcy Court to determine the Cure Costs and approve the assumption. If no objection is timely served on the Seller and Purchaser, Seller shall obtain an order of the Bankruptcy Court fixing the Cure Costs and approving the assumption of the Previously Omitted Contract.

1.7 Disclaimer. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS PROVIDED IN THIS AGREEMENT, THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE PURCHASED ASSETS. WITHOUT LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS

OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PURCHASED ASSETS. PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE PURCHASED ASSETS AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE PURCHASED ASSETS AS PURCHASER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE PURCHASED ASSETS, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, PURCHASER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS.

ARTICLE II.

CONSIDERATION

2.1 Consideration.

(a) The aggregate consideration (collectively, the “Purchase Price”) to be paid for the purchase of the Purchased Assets shall be: (i) the assumption of Assumed Liabilities, plus (ii) cash in an amount equal to (A) $37,375,000 plus (B) the Inventory Final Amount plus (C) Pre-Paid Expenses plus (D) the Accounts Receivable Final Amount and minus the Cure Costs Adjustment, if any and minus the dollar amount of real or personal property Taxes allocated to Seller pursuant to Section 11.1(b) to the extent such taxes for a pre-closing period are paid by Purchaser at Closing or Purchaser assumes and agrees to pay after Closing); provided, however, that Purchaser reserves the right to increase the Purchase Price, subject to the Bidding Procedures Order and applicable Law.

(b) Limitation on Purchaser Liability. For the avoidance of doubt, Purchaser shall have no liability with respect to any costs, fees or expenses of any nature incurred by the Seller following the Closing Date.

2.2 Deposit. Pursuant to the Bidding Procedures Order, Purchaser will make an earnest money deposit (the “Deposit”) in the amount of $3,737,500 to the Escrow Agent. The Deposit shall be applied against payment of the Purchase Price on the Closing Date. If this Agreement shall be terminated by any Party hereto pursuant to Sections 3.4(a), (b), (c), (d), (e), (f), (g), (h), (j), (k), (l), or (m) hereof, or in the event that a party other than Purchaser or an Affiliate of Purchaser purchases all or a significant portion of the Purchased Assets, or if the Purchaser is not designated as the Prevailing Bidder (as defined herein) or the Back-Up Bidder (as defined herein) after the Auction, then the Deposit shall be returned to Purchaser within five (5) Business Days after Seller’s receipt of Purchaser’s written request therefore. If this Agreement shall be terminated by the Seller pursuant to Sections 3.4 (i) hereof or otherwise by reason of the failure of any condition precedent under Section 9.2 hereof resulting primarily from Purchaser materially breaching any representation, warranty or covenant contained herein, then Seller shall retain the Deposit; provided such failure or breach was not caused by a breach of this Agreement by Seller. The Parties agree that the Seller’s right to retain the Deposit, as set forth herein, is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Seller for its efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. If the Closing is not consummated due to Purchaser’s breach of this Agreement, or if this Agreement is terminated due to Purchaser’s breach of this Agreement, then Seller shall be entitled, as its sole and exclusive remedy for such breach, to terminate this Agreement and, retain the Deposit. Seller hereby waives and release any right to (and Seller hereby covenants that it shall not) sue Purchaser with respect to this Agreement or any Asset contemplated to be purchased hereunder: (a) for specific performance of this Agreement, or (b) to recover any damages of any nature or description. Seller and Purchaser expressly waive and release (i) any right to seek specific performance of Seller’s obligations under this Agreement and (ii) any right to seek or collect any damages, including any actual, consequential, speculative, remote or punitive damages.

2.3 Payments on the Closing Date.

(a) Not later than three (3) Business Days prior to the Closing Date, Seller shall deliver to Purchaser a written statement, reasonably satisfactory to Purchaser and signed by an officer of Seller (the “Closing Statement”):

(i) setting forth the Inventory Estimated Amount, together with reasonable supporting documentation regarding the determination and calculation of such amount;

(ii) setting forth the Accounts Receivable Estimated Amount;

(iii) itemizing each Pre-Paid Expense and the amount thereof, and setting forth the aggregate amount of Pre-Paid Expenses; and

(iv) setting forth the Cure Costs Adjustment, if any.

(b) Not later than three (3) Business Days prior to the Closing Date, Purchaser shall deliver to Seller a written statement, reasonably satisfactory to Seller (“Purchaser Statement”) setting forth the dollar amount of real and personal property Taxes allocated to Seller pursuant to Section 11.1(b).

(c) Should Purchaser object to any of the amounts or calculations in the Closing Statement, or should Seller object to any of the amounts or calculations in the Purchaser Statement, Purchaser and Seller shall cooperate in a diligent good faith manner to resolve such objections prior to the Closing, and the Closing Statement or Purchaser Statement, as applicable, shall be adjusted prior to the Closing to reflect any changes agreed to by the Purchaser and Seller prior to the Closing Date.

(d) At the Closing, Purchaser shall pay to Seller in cash by wire transfer of immediately available funds to the account of Seller set forth in the Closing Statement an amount equal to the Estimated Cash Consideration minus the Deposit (such amount to be paid to Seller, the “Closing Date Payment”).

(e) “Estimated Cash Consideration” means $37,375,000 plus (i) the Inventory Estimated Amount plus Pre-Paid Expenses plus the Accounts Receivable Estimated Amount, minus the Cure Cost Adjustment, if any and minus the dollar amount of real and personal property Taxes allocated to Seller pursuant to Section 11.1(b) (including any real or personal property Taxes for any Pre-Closing Tax Period that Purchaser either pays at the Closing or assumes and agrees to pay after the Closing).

(f) Definitions:

(i) “Accounts Receivable Estimated Amount” means 80% of Seller’s good faith estimate of the value of Accounts Receivable (as defined in Section 1.1(c)) as of the Closing, provided that any receivable which is (i) more than 30 days past the date of invoice for

DDGS, corn oil and wet distillers grains, and (ii) more than 45 days past the date of invoice for ethanol, shall be excluded. For purposes of including accounts in the determination of the value of Accounts Receivable under this Section 2.3, Accounts Receivable must satisfy the following requirements: (I) the account has resulted from the sale of goods by Seller in the Ordinary Course of Business; (II) there are no conditions which must be satisfied before the Seller is entitled to receive payment of the account; (III) the debtor upon the account does not claim any defense to payment of the account, whether well founded or otherwise; (IV) the account balance does not include the amount of any counterclaims or offsets which have been or may be asserted against Seller by the account debtor; and (V) the debtor is not an Affiliate of Seller.

(i) “Inventory Estimated Amount” means Seller’s good faith estimate of the Inventory Closing Value (as defined in Section 2.4).

(ii) “Pre-Paid Expenses” means all (i) prepaid charge and expenses of Seller solely to the extent that such prepaid charges and expenses (A) relate to natural gas, denaturant, chemicals, utilities and rail, (B) were deposited or paid pursuant to the Assigned Contracts set forth on Schedule 1.6(a) and (C) relate to goods to be provided or services to be performed to or for the benefit of Purchaser at any time after Closing, and (ii) cash deposits paid by Seller under any of the Assigned Contracts, which deposits will be transferred to Purchaser at Closing.

2.4 Inventory Adjustment; Inventory Final Amount.

(a) Seller shall, commencing on the Closing Date, conduct a physical count of the Inventory as of the Closing and shall use commercially reasonable efforts to cause such physical count of the Inventory (excluding WIP and Spare Parts; such Inventory referred to herein as “Modified Inventory”) to be completed not later than the first Business Day following the Closing Date. Purchaser shall have the right to have its representative present during such physical count of the Modified Inventory. The Parties shall engage an independent inspector during such physical count to confirm the saleability, usability and quality of the ethanol and corn included in the Modified Inventory. Any ethanol or corn deemed to not be saleable, usable or of satisfactory quality will be excluded from the Seller Inventory Statement. Within ten (10) Business Days after the date of completion of such physical count of the Modified Inventory, Seller shall deliver to Purchaser a written statement (the “Seller Inventory Statement”) setting forth Seller’s determination, together with supporting data and calculations, of the Modified Inventory closing value (which value shall utilize the Oil Price Information Service for Ethanol, market prices for feed stock and supplier contract pricing for enzymes used in the Business, in each case as of the day prior to delivery of the Inventory Estimated Amount or the Closing Date, as applicable) (“Inventory Closing Value”). Purchaser shall afford Seller and its representatives such access to the properties, books and records of the Business as is reasonably necessary in connection with the physical count of the Modified Inventory. For purposes of valuing the Modified Inventory under this Section 2.4(a): (i) the Modified Inventory shall consist of a quality that is usable and marketable within customary time periods in the Ordinary Course of Business and shall not include slow-moving, obsolete or damaged items and (ii) ethanol inventory without a renewable identification number (RIN), will be reduced in value based on the market value of RINs on the Closing Date. Notwithstanding the foregoing, Spare Parts shall be valued at the lesser of $100,000 or market value.

(b) Unless on or before the seventh (7th) Business Day after Purchaser’s receipt of the Seller Inventory Statement, Purchaser delivers to Seller notice disputing the Inventory Closing Value and the basis therefore (such notice, the “Purchaser Objection Notice”), the Inventory Final Amount shall be the Inventory Closing Value as set forth in the Seller Inventory Statement.

(c) If Purchaser timely delivers to Seller the Purchaser Objection Notice, Purchaser and Seller shall, during the next ten (10) Business Days (such period, the “Initial Resolution Period”) work in good faith to resolve any and all disputes with respect to the Inventory Closing Value; provided that items not disputed in the Purchase Objection Notice shall be deemed not to be in dispute at any time during the Initial Resolution Period or thereafter. If all disputes with respect to the Inventory Closing Value are resolved during the Initial Resolution Period, the Inventory Final Amount shall be the Inventory Closing Value as agreed upon by Purchased and Seller during the Initial Resolution Period.

(d) If, immediately after the Initial Resolution period, any of the items comprising the Inventory Closing Value remain in dispute, Purchaser and Seller shall promptly engage an independent certified public accounting firm or independent certified appraisal firm (the “Inventory Arbiter”) mutually agreed upon by Purchaser and Seller to decide such items and shall instruct the Inventory Arbiter to render such decision no later than the tenth (10th ) Business Day following the commencement of such engagement. The Inventory Arbiter shall act as an expert and not as an arbitrator to determined, based solely on the written submissions of Seller and Purchaser, and not by independent investigation, only the specific items under dispute by Seller, on the one hand, and Purchaser, on the other hand. The decision of the Inventory Arbiter shall include a statement of the Inventory Arbiter’s determination of each disputed item and statement of the Inventory Closing Value reflecting the Inventory Arbiter’s determination of all disputed items, shall be set forth in a written report delivered to Seller and Purchaser and shall, absent manifest error, be conclusive and binding on both parties. If the Inventory Final Amount is not established as provided in Section 2.4(b) or Section 2.4(c), the Inventory Final Amount shall be the Inventory Closing Value set forth in the decision of the Inventory Arbiter.

(e) The “Purchaser Inventory Adjustment Amount” and the “Seller Inventory Adjustment Amount” are to be determined and delivered as follows:

(i) If the Inventory Final Amount exceeds the Inventory Estimated Amount, the Purchaser Inventory Adjustment Amount shall be zero, and the Seller Inventory Adjustment Amount shall be the amount of such excess, and Purchaser shall deliver to Seller the Seller Inventory Adjustment Amount in cash by wire transfer of immediately available funds;

(ii) If the Inventory Estimated Amount exceeds the Inventory Final Amount, the Seller Inventory Adjustment Amount shall be zero, and the Purchaser Inventory Adjustment Amount shall be the amount by which the Inventory Estimated Amount exceeds the Inventory Final Amount and Seller shall deliver to Purchaser the Purchaser Inventory Adjustment Amount in cash by wire transfer of immediately available funds.

(iii) Such payment of funds by Seller or Purchaser, as the case may be, under this Section 2.4(e) shall be effected within ten (10) Business Days after the date on which the Inventory Final Amount is determined. All fees and costs of the Inventory Arbiter shall be borne by and allocated between Seller and Purchaser on a pro rata basis based on the relative size of (i) the difference between the Inventory Closing Value as determined by the Inventory Arbiter and the Inventory Closing Value implied by Seller’s written submission to the Inventory Arbiter, on the one hand, and (ii) the difference between the Inventory Closing Value as determined by the Inventory Arbiter and the Inventory Closing Value implied by Purchaser’s written submission to the Inventory Arbiter, on the other hand.

2.5 Accounts Receivable. Purchaser shall have 50 days after the Closing Date (the Accounts Receivable Adjustment Period”) to collect the Accounts Receivable. During the Accounts Receivable

Adjustment Period, Purchaser shall attempt to collect the Accounts Receivable by exercising such efforts as Purchaser customarily applies to the collection of its other accounts receivable; provided, however, that Purchaser shall not be obligated to refer any uncollected Accounts Receivable to a collection agency, institute or threaten legal proceedings in respect thereof, or take any other actions to secure, preserve, or perfect any claims. Purchaser shall pay to Seller an amount equal to the excess of (i) the Closing Date AR actually collected during the Accounts Receivable Adjustment Period over (ii) an amount equal to eighty percent (80%) of the Closing Date AR. Such amount shall be paid within five (5) Business Days of the conclusion of the Accounts Receivable Adjustment Period.

2.6 Cure Costs. If the actual Cure Costs (as determined by an order of the Bankruptcy Court) of the Assigned Contracts set forth in Section 1.6(a) as of the date of this Agreement exceed the Estimated Cure Costs (defined above) by more than $200,000 in the aggregate, then the Purchase Price shall be reduced by the amount (“Cure Cost Adjustment”) equal to the actual Cure Costs minus the Estimated Cure Costs minus $200,000. For the avoidance of doubt, despite as set forth in this section, Purchaser remains entitled to delete Contracts from Schedule 1.6(a) as provided in Section 1.6(a)(i).

ARTICLE III.

CLOSING AND TERMINATION

3.1 Closing. Subject to the satisfaction or waiver by the appropriate Party of the conditions set forth in Article IX, the closing of the purchase and sale of the Purchased Assets, the payment of the Purchase Price, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall occur as soon as practicable following the satisfaction or waiver of all conditions set forth in this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The Closing shall take place at such place as the Parties may agree. Unless otherwise agreed by the Parties in writing, the Closing shall be deemed effective and all right, title and interest of the Seller in the Purchased Assets to be acquired by Purchaser hereunder shall be deemed to have passed to Purchaser and the assumption of all of the Assumed Liabilities shall be deemed to have occurred as of 11:59 p.m. Eastern Time on the Closing Date.

3.2 Closing Deliveries by Seller. At or prior to the Closing, the Seller shall deliver to Purchaser:

(a) bill of sale substantially in the form of Exhibit A-1 (the “Bill of Sale”) duly executed by the Seller;

(b) bill of sale substantially in the form of Exhibit A-2 (the “NXT Bill of Sale”) duly executed by NXT Capital, LLC relating to the NXT Assets;

(c) a payoff and termination letter duly executed by NXT Capital, LLC relating to the payoff of all amounts owing by Seller to NXT Capital, LLC under and pursuant to the NXT Lease Agreement substantially in the form of Exhibit A-3 (the “NXT Payoff Letter”);

(d) evidence reasonably satisfactory to Purchaser that all amounts reflected in the NXT Payoff Letter have been fully paid and satisfied in full;

(e) assignment and assumption agreement substantially in the form of Exhibit B (the “Assignment and Assumption Agreement”) duly executed by the Seller;

(f) a certified copy of the Sale Order;

(g) copies of all instruments, certificates, documents and other filings (if applicable) necessary to release the Purchased Assets from all Encumbrances, including any applicable UCC termination statements and releases of mortgages, all in a form reasonably satisfactory to Purchaser;

(h) copies of the waivers, consents and approvals for those executory contracts on Schedule 1.1(b), where such waivers, consents and approvals are required to operate the Business in the ordinary course;

(i) an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of the Seller certifying that the conditions set forth in Section 9.3 have been satisfied;

(j) a copy of the resolutions adopted by the Board of Directors of the Seller evidencing the authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by an authorized officer of Seller;

(k) an Intellectual Property Assignment and Assumption Agreement substantially in the form of Exhibit D (the “IP Assignment and Assumption Agreement”), executed accordingly by the Seller;

(l) possession of each Owned Real Property, together with duly executed deeds for each Owned Real Property conveying the Owned Real Property, existing surveys, legal descriptions and title policies that are in the possession of the Seller, subject only to Permitted Encumbrances;

(m) a quit claim deed conveying all right, title, and interest of Seller in the Acquired Buildings;

(n) possession of the Purchased Assets and the Business;

(o) certificates executed by Seller, in the form prescribed under Treasury Regulation Section 1.1445-2(b), that Seller is not a foreign person within the meaning of Section 1445(0)(3) of the Code;

(p) such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Purchaser, as Purchaser may reasonably request to vest in Purchaser all of Seller’s right, title and interest of Seller in, to or under any or all the Purchased Assets, including all Owned Real Property;

(q) such ordinary and customary documents (including any factually accurate affidavits) as may be required by any title company or title insurance underwriter to enable Purchaser to acquire, at Purchaser’s sole election and Purchaser’s sole cost and expense, one or more owner policies of title insurance issued by such title company covering any or all of the Owned Real Property;

(r) a duly completed FIRPTA Certificate;

(s) all title information in Seller’s possession to Purchaser (which Seller shall deliver within 14 days after the Agreement Date) and Seller will use commercially reasonably efforts to cooperate with Purchaser so Purchaser may negotiate with the Title Insurer to obtain title insurance policies with respect to the Plants (the “Title Policies”) at Closing;

(t) within 14 days after the Agreement Date, all surveys relating to the Purchased Assets, that are in Seller’s possession or under its control;

(u) Owner’s Affidavit with regard to the Owned Real Property; and

(v) Trustee Deed (the “Deeds”) in a form as mutually agreed between the Parties.

3.3 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to (or at the direction of) the Seller:

(a) the Assignment and Assumption Agreement duly executed by Purchaser;

(b) the Intellectual Property Assignment and Assumption Agreement, executed by Purchaser;

(c) satisfactory evidence of payment of the Cure Costs;

(d) an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of Purchaser certifying that the conditions set forth in Sections 9.2(a) and 9.2(b) have been satisfied;

(e) other agreements required by the terms of the Agreement; and

(f) all other certificates, agreements and other documents required by this Agreement (or as the Seller may reasonably request that are customary for a transaction of this nature and necessary to evidence or consummate the transactions contemplated by this Agreement) to be delivered by Purchaser at or prior to the Closing in connection with the transactions contemplated by this Agreement.

3.4 Termination of Agreement. This Agreement may be terminated only in accordance with this Section 3.4. This Agreement may be terminated at any time prior to the Closing, as follows:

(a) by the mutual written consent of the Seller and Purchaser;

(b) by written notice of either the Seller or Purchaser to such other Party, if the Closing shall not have been consummated prior to September 30, 2016 (the “Outside Date”); provided, however, that the Outside Date may be extended by the mutual written consent of Seller and Purchaser, for a period up to seven (7) days to the extent that all conditions to Closing set forth in this Agreement are capable of being satisfied as of such time; provided further, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 3.4(b) if such Party is in material breach of this Agreement; provided, however, that if the Closing has not occurred by the Outside Date, but on such date all of the conditions set forth in Article 9 have been satisfied or waived (to the extent such conditions may be waived) other than the condition set forth in Section 9.1(c), then the Outside Date shall automatically be extended until thirty (30) days after such initial Outside Date (and such extended date shall be deemed to be the “Outside Date” for all purposes hereunder) unless two (2) Business Days prior to the end of the second month following the original Outside Date, Purchaser provides written notice to Seller that it is no longer extending the Outside Date pursuant to this Section 3.4(b);

(c) by written notice from Purchaser to the Seller, if (i) Seller seeks to have the Bankruptcy Court enter an Order dismissing, or converting into a case under chapter 7 of the

Bankruptcy Code, the Bankruptcy Case, or appointing a trustee in the Bankruptcy Case or appointing a responsible officer or an examiner with enlarged power relating to the operation of the Business (beyond those set forth in Section 1106(a)(3) or (4) of the Bankruptcy Code) under Bankruptcy Code Section 1106(b), or (ii) an order of dismissal, conversion or appointment is entered for any reason and is not reversed or vacated within fourteen (14) days after entry thereof;

(d) by written notice from Purchaser, if (i) the Bankruptcy Court issues an order granting leave to any Person to commence an appeal of the Bidding Procedures Order or (ii) following its entry, the Bidding Procedures Order shall fail to be in full force and effect or shall have been stayed, reversed, modified or amended in any respect without the prior written consent of Purchaser;

(e) by written notice from Purchaser if (i) the Bankruptcy Court has not entered the Sale Order on or prior to 90 days after the date of this Agreement, or (ii) the Sale Order shall have been stayed (and such stay results in the Closing not being consummated prior to the Outside Date), vacated, modified or supplemented without Purchaser’s prior written consent;

(f) by written notice from Purchaser, if (i) the Sale Order has not become a Final Order within fourteen (14) days after the entry thereof or (ii) following its entry, the Sale Order shall fail to be in full force and effect or shall have been stayed (and such stay results in the Closing not being consummated prior to the Outside Date), reversed, modified or amended in any respect without the prior written consent of Purchaser;

(g) by written notice of either the Seller or Purchaser, if Seller has entered into an Alternative Transaction;

(h) automatically upon the consummation of an Alternative Transaction;

(i) by written notice from Seller to Purchaser, if Purchaser materially breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform: (i) would give rise to the failure of a condition set forth in Article IX, (ii) cannot be or has not been cured within thirty (30) days following delivery of notice to Purchaser of such breach or failure to perform and (iii) has not been waived by the Seller;

(j) by written notice from Purchaser to the Seller, if Seller materially breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform: (i) would give rise to the failure of a condition set forth in Article IX, (ii) cannot be or has not been cured within thirty (30) days following delivery of notice to the Seller of such breach or failure to perform and (iii) has not been waived by Purchaser;

(k) by written notice from Purchaser, if the Bankruptcy Court enters an order approving a sale or plan that contemplates the sale of any of the Purchased Assets of the Business to any Person that is not the Purchaser;

(l) by written notice from Purchaser to the Seller upon the occurrence of a Material Adverse Effect; or

(m) by written notice from Purchaser to the Seller in the event that condition precedent to Purchaser’s obligation set forth in Section 9.3(j) is not satisfied.

Each condition set forth in this Section 3.4, pursuant to which this Agreement may be terminated shall be considered separate and distinct from each other such condition. If more than one of the termination conditions set forth in this Section 3.4 is applicable, the applicable Party shall have the right to choose the termination condition pursuant to which this Agreement is to be terminated. The Parties acknowledge and agree that no notice of termination or extension of the Outside Date provided pursuant to this Section 3.4 shall become effective until two (2) Business Days after the delivery of such notice to the other Parties, and only if such notice shall not have been withdrawn during such two (2) Business Day period.

3.5 Procedures Upon Termination. In the event of termination and abandonment by Purchaser or Seller, or both such Parties, pursuant to Section 3.4 hereof, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate, and the purchase of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall be abandoned, without further action by Purchaser or Seller. If this Agreement is terminated as provided herein, each Party shall return if requested all documents, work papers and other material of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same. If this Agreement is terminated pursuant to Sections 3.4 (g), or (h), in addition to the return of the Deposit provided in Section 2.2, the Parties shall have no further obligations to one another except for any obligations that, by their terms, survive the termination of this Agreement, as described in Section 3.6.

3.6 Effect of Termination. In the event of termination of this Agreement pursuant to Section 3.4, this Agreement shall forthwith become null and void and there shall be no liability on the part of any Party or any of its partners, officers, directors or shareholders; provided, however, that this Section 3.6, Section 3.5, Article XII (Miscellaneous), and the Bidding Procedures Order (if entered) shall survive any such termination. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law. Each Party acknowledges that the agreements contained in this Section 3.6 and in Section 3.5 are an integral part of the transactions contemplated by this Agreement, that without these agreements such Party would not have entered into this Agreement, and that any amounts payable pursuant to this Section 3.6 and Section 3.5 do not constitute a penalty.

3.7 Notice of Default; Opportunity to Cure. Neither Seller nor Purchaser shall be deemed to be in default hereunder with respect to a curable default until and unless such party has been given written notice of its failure to comply with the terms hereof and thereafter does not cure such failure within five (5) Business Days after receipt of such notice; provided, however, that this Section 3.7 (i) shall not be applicable to a party’s failure to make any deliveries required of such party on the Closing Date and, accordingly, (ii) shall not have the effect of extending the Closing Date.

3.8 Limitation of Claims. Notwithstanding anything contained herein to the contrary, any claim, demand or cause of action against Seller or Purchaser related to any alleged breach of this Agreement or a breach of a surviving representation, warranty or covenant hereunder must be brought, if at all, within one hundred twenty (120) days after the Closing Date, after which period all such claims, demands or causes of action shall be forever barred and are hereby prospectively waived and released.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Subject to the exceptions noted in the schedules delivered by the Seller concurrently herewith (the “Disclosure Schedules”), the Seller represents and warrants to Purchaser as follows as of the date hereof and as of the Closing Date:

4.1 Organization and Qualification. Seller is a limited liability company duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Seller has all requisite power and authority to own, lease and operate its properties and to carry on its business (including the Business) as it is now being conducted, subject to the provisions of the Bankruptcy Code. Seller has previously delivered to Purchaser complete and correct copies of its Organizational Documents, as amended and in effect on the Agreement Date. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the Business or the nature of its properties makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect.

4.2 Authorization of Agreement. Subject to the entry of the Sale Order, Seller has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Documents to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary company action on the part of Seller. This Agreement has been, and at or prior to the Closing, each of the Ancillary Documents to which it is a party will be, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other Party, and the entry of the Sale Order) this Agreement constitutes, and each Ancillary Document to which it is a party when so executed and delivered (assuming the due authorization, execution and delivery by the other parties thereto) will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms. Subject to entry of the Sale Order, except (a) as required to comply with the HSR Act, (b) for entry of the Sale Order, (c) for notices, filings and consents required in connection with the Bankruptcy Case and (d) for the notices, filings and consents set forth on Schedule 4.2, Seller is not required to give any notice to, make any registration, declaration or filing with or obtain any consent, waiver or approval from, any Person (including any Governmental Body) in connection with the execution and delivery of this Agreement and each of the Ancillary Documents or the consummation or performance of any of the transactions contemplated hereby and thereby, other than such notices, registrations, declarations, filings, consents, waivers, or approvals, the failure of which to make or obtain would not have a Material Adverse Effect.

4.3 Conflicts; Consents; Compliance with Law. If any other section of Article IV deals expressly with respect to a specific Law, then that section shall contain the sole and exclusive representations and warranties relating to such Law.

(a) Except as set forth on Schedule 4.3(a), the execution, delivery and performance by Seller of this Agreement or any Ancillary Document to which it is a party, the compliance by Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby and the taking by Seller of any other action contemplated hereby or thereby, do not and will not contravene, violate or conflict with any term or provision of its Organizational Documents.

(b) Except (i) for the entry of the Sale Order, (ii) for filings as may be required under the HSR Act, and (iii) as set forth on Schedule 4.3(b), no filing with, notice to or consent from any Person is required in connection with the compliance by Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, or the taking by Seller of any other action contemplated hereby or thereby, other than such filings, notices or consents, the failure of which to make or obtain would not have a Material Adverse Effect.

(c) Seller is in compliance, in all material respects with all applicable Laws. Except as set forth on Schedule 4.3(c), Seller has not received any written notice from any Governmental Body regarding any actual or possible material violation of, or failure to comply in any material respect with, any Law the subject of which remains outstanding or unresolved. Seller is not in default in any material respect of any order, writ, injunction, judgment or decree applicable to the Business or the Purchased Assets.

4.4 Brokers and Finders. Except as set forth on Schedule 4.4, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement and Purchaser is not or will not become obligated to pay any fee or commission or like payment to any broker, finder or financial advisor as a result of the consummation of the transactions contemplated by this Agreement based upon any arrangement made by or on behalf of Seller.

4.5 Title to Purchased Assets. Other than the personal property subject to the Personal Property Leases and except for Permitted Encumbrances, Seller has good title to the Purchased Assets and, at the Closing, Purchaser, pursuant to the Sale Order, shall acquire good and marketable title in, and under all of such Purchased Assets, in each case free and clear of all obligations, interests, Claims, Liabilities and Encumbrances to the fullest extent permissible under Section 363(f) of the Bankruptcy Code. The Purchased Assets include all of the properties and assets required to operate, in all material respects, the Business in the Ordinary Course of Business. For the sake of clarity, the right to use any assets included in the Purchased Assets in which Seller has leasehold or non-ownership rights to use shall be assigned to Purchaser only through the assumption and assignment of the Assigned Contracts in accordance with and subject to this Agreement.

4.6 Real Property.

(a) [Intentionally Blank]

(b) Schedule 4.6(b)(i) sets forth a true, correct and complete list of all Owned Real Property, specifying the street address, the current owner and the current use of each parcel of Owned Real Property in which Seller has any title interest and which is related to, used, useful or held for use in the conduct of the Business (the “Owned Real Property”). Except for Permitted Encumbrances, Seller has good and marketable title in the Owned Real Property set forth on Schedule 4.6(b). To Seller’s Knowledge, other than as noted on Schedule 4.6(b)(i), none of the Owned Real Property is subject to any lease or grant to any Person of any right to the use, purchase, occupancy or enjoyment of such Owned Real Property or any portion thereof required to conduct the Business. Except for Permitted Encumbrances, the Owned Real Property is not subject to any obligations, interests, Claims, Liabilities, or Encumbrances or to any use restrictions, exceptions, reservations or limitations, which in any material respect interfere with or impair the present and continued use thereof in the Ordinary Course of Business and in the same manner after the Closing as conducted by Seller prior to Closing. There are no pending or, to Seller’s Knowledge, threatened condemnation proceedings relating to any of the Owned Real Property. Schedule 4.6(b)(ii) sets forth a true, correct and complete list of buildings owned by Seller which are subject to a Ground Lease (the “Owned Buildings”), and which are related to, used, useful or held for use in the conduct of the Business, specifying the street address and applicable Ground Lease. Each of the Owned Buildings is subject to the applicable Ground Lease landlord’s automatic reversionary interest upon expiration or termination of the Ground Lease. Other than as noted in Schedule 4.6(b)(ii), none of the Owned Buildings are subject to any sublease or grant to any Person of any right to the use, purchase, occupancy or enjoyment of such Owned Buildings or any portion thereof required to conduct the Business. Except for Permitted Encumbrances, the Owned Buildings are not subject to any obligations, interests, Claims, Liabilities, or Encumbrances or to any use restrictions, exceptions, reservations or limitations, which in any material respect interfere with or impair the present and continued use thereof in the Ordinary Course of Business and in the same manner after the Closing as conducted by Seller prior to Closing. Since January 1, 2016, the Seller have not received written notice from any governmental authority with respect to the Owned Real Property relating to: (i) violations of building, zoning, safety and fire ordinances or regulations which are not remedied or uncorrected; (ii) claims of any material defect or deficiency with respect to any of such properties which are not remedied or uncorrected; or (iii) requests for the performance of any repairs, alterations or other work reasonably expected to cost more than $50,000 in any single instance or $100,000 in the aggregate of all such instances to the such real property, other than any which the Seller has remedied or corrected. To Seller’s Knowledge, the Owned Real Property is not subject to any material special assessment, assessment for improvements, municipal charge or other similar charge or assessment.

4.7 Tangible Personal Property. Schedule 4.7 sets forth all leases of personal property (“Personal Property Leases”) relating to personal property used by Seller or to which Seller is a party or by which the properties or assets of Seller is bound, in each case relating to the Business. Seller has a valid and enforceable leasehold interest under each Personal Property Lease under which it is a lessee.

4.8 Intellectual Property. Schedule 4.8 sets forth an accurate and complete list of all Intellectual Property used in connection with the operation or conduct of the Business as currently conducted (the “Purchased Intellectual Property”). To Seller’s knowledge, Seller owns all right, title and interest to, or are licensees with respect to, the Purchased Intellectual Property and can convey the Purchased Intellectual Property free and clear of obligations, interests, Claims, Liabilities and Encumbrances pursuant to the Sale Order. To the Knowledge of Seller, (i) no Person is engaging in any activity that infringes any Purchased Intellectual Property and (ii) no claim has been asserted to Seller that the use of any Purchased Intellectual Property or the operation of the Business infringes or violates the Intellectual Property of any third party. The Purchased Intellectual Property and the rights under the Assigned Contracts necessarily include the rights to use all Intellectual Property used in connection with the operation of the Business as currently conducted.

4.9 Litigation. Except as set forth on Schedule 4.9 and other than in connection with the Bankruptcy Case, there is no suit, action, litigation, arbitration proceeding or governmental proceeding or audit, including appeals and applications for review, in progress, pending or, to the best of Seller’s Knowledge, threatened against or relating to Seller or any judgment, decree, injunction, deficiency, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator which, in any case, might adversely affect the ability of Seller to enter into this Agreement or to consummate the transactions contemplated hereby and Seller has no Knowledge of any existing ground on which any such action, suit or proceeding may be commenced with any reasonable likelihood of success.

4.10 Permits. Seller is in compliance with the material terms of all material Permits used by Seller in the Business, and all such Permits are valid and in full force and effect, and no proceeding is pending or, to the Knowledge of Seller, threatened, the object of which is to revoke, limit or otherwise affect any such Permit.

4.11 Inventory.

(a) To Seller’s Knowledge, no Inventory is materially damaged in any significant way, including but not limited to damage caused by water, except for any such damage which would not have a Material Adverse Effect on the Inventory taken as a whole;

(b) To Seller’s Knowledge, the Inventory is not part of a current or past recall;

(c) The Inventory is in working condition except for such failure to be in working condition which would not have a Material Adverse Effect on the Inventory taken as a whole.

(d) Except as set forth on Schedule 4.11(d), Seller does not hold any Inventory on consignment.

4.12 Contracts. The Assigned Contracts include all Contracts material to the ownership and/or operation of the Business. Except as set forth on Schedule 4.9, Seller has not, and, to Seller’s Knowledge, no other party to any Assigned Contract has, commenced any action against any of the parties to any Assigned Contract or given or received any written notice of any default or violation under any Assigned Contract that has not been withdrawn or dismissed except to the extent such default or violation will be cured as a result of the payment of the applicable Cure Costs. Assuming payment of the Cure Costs, each Assigned Contract is, or will be upon the Closing, valid, binding and in full force and effect in accordance with its terms.

4.13 Tax Returns; Taxes. With respect to tax matters, this Section 4.13 contains the sole and exclusive representations and warranties relating to the same.

(a) The Tax Returns listed on Schedule 4.13(a) have been filed by the Seller and complete copies of such Tax Returns have been delivered to Purchaser (or its representatives) prior to the Agreement Date.

(b) Except as set forth on Schedule 4.13(b), to Seller’s Knowledge, no material Tax Proceeding is being asserted in writing with respect to the Seller, nor to the Knowledge of the Seller has any claim with respect to Taxes been threatened or asserted.

(c) To Seller’s Knowledge, Seller has never been subject to Tax in a jurisdiction in which it does not currently file Tax Returns or pay Taxes, and no claim has been made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to Tax by that jurisdiction. Seller does not have, and has never had, a permanent establishment in any country other than the United States.

For purposes of this Section 4.13, any reference to Seller shall be deemed to include any Person that merged, or was merged, with or was liquidated into Seller.

4.14 Employees; Seller Benefit Plans. With respect to employee benefit matters, this Section contains the sole and exclusive representations and warranties relating to the same.

(a) Set forth on Schedule 4.14(a) is a true, complete and correct list of the Employees as of the Agreement Date, specifying their position, annual salary and date of hire and identifying those Employees who are absent from work due to a work-related injury, are receiving workers’ compensation, or receiving long-term or short-term disability compensation. The Seller is in compliance in all material respects with all Laws relating to the employment or termination of employment of the Employees.

(b) Except as set forth on Schedule 4.14(b), there are no material Actions pending or, to the Knowledge of Seller, threatened, against Seller by any present or former Employee.

(c) Set forth on Schedule 4.14(c) is a true and complete list of each Benefit Plan. As applicable with respect to each Benefit Plan, the Seller has delivered to Purchaser true and complete copies of (i) each Benefit Plan, including all amendments thereto, and in the case of an unwritten Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements and insurance contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual report (Form 5500 and all schedules thereto), (v) the most recent Internal Revenue Service (“IRS”) determination or opinion letter and (vi) the most recent summary annual report, actuarial report, financial statement and trustee report.

(d) Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other Laws.

(e) The Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each, a “Pension Plan”) have received determination letters from the IRS to the effect that such plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a) of the Code, respectively, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Benefit Plan.

(f) No Benefit Plan is subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. Neither the Seller nor any ERISA Affiliate has ever contributed to, or been required to contribute to, any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) and neither the Seller nor any ERISA Affiliate has any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from such a multiemployer plan.

(g) There are no pending audits or investigations by any governmental agency involving any Benefit Plan, and no pending or, to the Knowledge of the Seller, threatened claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan, any fiduciary thereof or service provider thereto, nor to the Knowledge of the Seller is there any reasonable basis for any such claim, suit or proceeding.

(h) No Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code and neither the Seller nor any ERISA Affiliate has made a written or oral representation promising the same.

(i) The Seller’s execution of, and performance of the transactions contemplated by this Agreement will not either alone or in connection with any other event(s) (I) result in any payment or benefit, or increase in payments or benefits or acceleration in the timing of payments or benefits becoming due to any current or former employee, director, officer, or independent contractor of Seller, (II) limit the right to merge, amend or terminate any Benefit Plan or (III) result in the payment or provision of an “excess parachute payment” under Section 280G of the Code, whether under a Benefit Plan or otherwise.

(j) Each Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Benefit Plan is subject to Tax under Section 409A of the Code.

4.15 Labor Matters.

(a) Other than as set forth on Schedule 4.15(a), (i) Seller is not a party to any labor or collective bargaining agreement with respect to its Employees, (ii) no Employee of Seller is represented by any labor organization, (iii) no labor organization or group of Employees of Seller has made a pending demand for recognition or request for certification, (iv) and there are no representation or certification proceedings or petitions seeking a representation election presently pending or, to the Knowledge of Seller, threatened, to be brought or filed with the National Labor Relations Board or other labor relations tribunal involving Seller.

(b) There are no strikes, lockouts, work stoppages or slowdowns pending or, to the Knowledge of Seller, threatened against or involving Seller.

(c) There are no unfair labor practice charges, arbitrations, grievances or complaints pending or, to the Knowledge of Seller, threatened in writing against Seller relating to the employment or termination of employment of any individual by Seller except those which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(d) There are no complaints, charges, administrative proceedings or claims against Seller pending or, to the Knowledge of Seller, threatened in writing to be brought or filed with any Governmental Body based on or arising out of the employment by Seller of any Employee except those which, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(e) Seller has not incurred any liability or obligation under the WARN Act or similar state Laws, which remains unpaid or unsatisfied.

(f) Except as set forth on Schedule 4.15(f), the employment of each Employee of Seller is at-will. Schedule 4.15(f) lists all written (and includes a summary of all legally binding oral) employment and consulting agreements to which Seller is a party or by which it is bound. Complete and correct copies of the agreements or arrangements listed and summarized on Schedule 4.15(f) have been provided or made available to Purchaser.

4.16 Bank Accounts. Schedule 4.16 sets forth a complete list of all bank accounts (including any deposit accounts, securities accounts and any sub-accounts) of Seller.

4.17 Financial Statements. Seller has delivered to Purchaser the consolidated balance sheets of the Seller, and consolidated statements of operations, stockholder’s equity (deficit) and cash flows for, the fiscal years ended December 31, 2014, 2013, and 2012 (collectively, the “Audited Financial Statements”). In addition, Seller has delivered unaudited profits and loss statements for the York Plant for the fiscal years ended December 31, 2015, 2014 and 2013 (the “P&L”). The Audited Financial Statements have been prepared in accordance GAAP consistently applied in accordance with the Seller’s past practice throughout the periods indicated. The Audited Financial Statements and the P&L (together the “Financial Statements”) (i) are true, correct and complete in all material respects, (ii) are in accordance in all material respects with the books and records of Seller, and (iii) fairly present in all material respects the financial position of the Business at the dates specified and the results of their operations for the period covered. The copies of the Financial Statements delivered to Purchaser are true, correct and complete copies.

4.18 WARN Act. Seller has not, to the extent related to the Business, within the ninety (90) days immediately prior to the Closing Date, in whole or in part taken any action or actions which would, independently of the transaction contemplated hereby, result in a plant closing or mass layoff, temporary or otherwise, within the meaning of the WARN Act, or any similar Legal Requirement.

4.19 Environmental Matters. The representations and warranties contained in this Section 4.19 are the sole and exclusive representations and warranties of the Seller pertaining to or relating to any environmental matters, including any matter arising under any Environmental Laws. Except as set forth on Schedule 4.19 and except for facts, circumstances or conditions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) with respect to the Purchased Assets, there is no Order with any Governmental Body nor has Seller received any verbal or written notice, complaint or inquiry from a Governmental Body respecting Environmental Laws, (b) with respect to the Purchased Assets, there is no investigation, action or proceeding pending, or, to the Knowledge of Seller, threatened that could reasonably be expected to result in Seller or Purchaser incurring any Environmental Liabilities or Obligations, (c) Seller is not aware of and has not caused or allowed the Release of Hazardous Materials at, on or under the Acquired Owned Real Property, the Acquired Buildings, (d) Seller maintains, has obtained, and has complied in all material respects with all Permits, and all Permits remain effective as are required under or pursuant to Environmental Laws for the operation of the Purchased Assets, and (e) Seller is not in default in any material respect of any order, writ, injunction, judgment or decree applicable to the Seller’s Business or the Purchased Assets. Seller has delivered or made available to Purchaser copies of all Permits, Permit applications, reports, assessments or tests with respect to compliance of the Purchased Assets with any Environmental Laws or the presence of Hazardous Material which are in the Seller’s possession, custody or control or available to it from an Affiliate, including the following records: (i) reports concerning the removal of underground storage tanks from the Acquired Owned Real Property and the Acquired Buildings, and Remedial Actions (ii) correspondence from Governmental Bodies informing Seller that no further action is required to address Releases which have been the subject of Remedial Action conducted by or on behalf of Seller or related to the Pilot Plant; (iii) the most recent final Phase I Environmental Site Assessment reports for the Acquired Owned Real Property and the Acquired Buildings; (v) Permits, Permit applications, and Permit disapprovals, including those related to the Pilot Plant; and (iv) inventories of asbestos and asbestos-containing materials, if any, for the Purchased Assets and the Pilot Plant.

4.20 Absence of Certain Changes.

(a) Since the date of this Agreement through the Closing Date, there has not been a Material Adverse Effect.

(b) Except as set forth on Schedule 4.20(b) or as contemplated by this Agreement, from January 1, 2016 to the Agreement Date, Seller has not:

(i) except for executory contracts rejected by Seller pursuant to the Sale Order with the prior written consent of Purchaser and unexpired leases rejected by Seller pursuant to the Sale Order with the prior written consent of Purchaser, terminated, modified or amended any material Assigned Contract or taken any action which materially violates, materially conflicts with or resulted in a material breach of any provision of, or constitutes a default under, or give rise to the right of any counterparty to accelerate the obligations under or modify the terms of, any Assigned Contract;

(ii) purchased or otherwise acquired any material properties or assets (tangible or intangible) or sold, leased, transferred or otherwise disposed of any Purchased Assets, except for purchases of materials and sales of Inventory in the Ordinary Course of Business, (i) permitted, allowed or suffered any of the Purchased Assets to be subjected to any Encumbrance (other than Permitted Encumbrances), or (ii) removed any equipment or other material assets (other than Inventory) from the Owned Real Property other than in the Ordinary Course of Business;

(iii) waived or released any claim or rights included in or related to the Purchased Assets or the Business with a value individually or in the aggregate in excess of $100,000 or revalued any of the Purchased Assets, except for adjustments to the value of Inventory in the Ordinary Course of Business;

(iv) entered into any material contractual relationship with any third party related to the Purchased Assets or the Business, other than in the Ordinary Course of Business;

(v) made any material commitments for capital expenditures related to the Purchased Assets or the Business;

(vi) other than in the Ordinary Course of Business, or as approved by the Bankruptcy Court, increased the benefits of or compensation (whether in the form of salary, bonus or otherwise) payable to any employee, contractor or consultant of Seller related to the Business, or granted any bonus, benefit, payment (contingent or otherwise) or other direct or indirect compensation to any employee, contractor or consultant of Seller related to the Business;

(vii) except as required by Law, adopted, amended or terminated any Benefit Plan;

(viii) except for consequences relating to the filing of the Bankruptcy Case, introduced any material change with respect to the operations of the Business;

(ix) suffered any damage or destruction to or loss of any assets or properties relating to the Purchased Assets or the Business except for any such damage as would not have a Material Adverse Effect on the Business taken as a whole whether or not covered by insurance;

(x) changed in any way Seller’s accounting methods, principles or practices other than required by changes in GAAP;

(xi) incurred any Indebtedness or paid, discharged or satisfied any claims, liabilities or obligations, other than the incurrence of Indebtedness under the DIP Financing Agreements and the payment, discharge or satisfaction in the Ordinary Course of Business of Liabilities incurred in the Ordinary Course of Business;

(xii) allowed any Permit held by Seller to terminate, expire or lapse relating to the Purchased Assets or the Business except for any such damage as would not have a Material Adverse Effect on the Business taken as a whole; or

(xiii) agreed or committed to do any of the foregoing.

4.21 Accounts Receivable. All of the agreements, contracts, notes, covenants, indentures, and other undertakings from which Seller’s Accounts Receivable arose are in full force and effect, and Seller has committed no act or omission that constitutes a breach thereof. The Accounts Receivable constitute valid debts or other liabilities owed to Seller by reason of sales actually made or services actually performed in the ordinary course of Seller’s business. The Accounts Receivable are fully collectible in the amounts shown on Schedule 4.21, and there is no basis for any discounts, allowances, returns, disputes, counterclaims, setoffs, defenses, rights of recoupment, rights of return, warranty claims, short payments, backcharges, or other adverse claims that might impair their validity, value, or collectability. Seller has taken all actions legally or contractually required to preserve all lien rights, bond claims, third-party guaranties, security interests, or other rights of any kind or nature relevant to the Accounts Receivable, to the extent such actions must be taken on or before thirty (30) days following the Closing Date. The Accounts Receivable are fully assignable, and Seller has procured all necessary consents or assurances in order to enter into this Agreement.

4.22 No Other Representations or Warranties. Except for the representations, warranties and covenants of Seller expressly contained herein, neither Seller nor its representatives, nor any other Person, makes any other express or implied warranty (including, without limitation, any implied warranty of merchantability or fitness for a particular purpose) on behalf of Seller, including, without limitation, (a) the probable success or profitability of ownership, use or operation of the Purchased Assets by Purchaser after the Closing, (b) the probable success or results in connection with the Bankruptcy Court and the Sale Order, (c) the value, use or condition of the Purchased Assets, which are being conveyed hereby on an “As Is”, “Where Is” condition at the Closing Date, without any warranty whatsoever (including, without limitation, any implied warranty of merchantability or fitness for a particular purpose).

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Subject to the exceptions noted in the schedules delivered by Purchaser concurrently herewith, Purchaser represents and warrants to the Seller as follows as of the date hereof and as of the Closing Date:

5.1 Organization and Qualification. Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Purchaser has all requisite power and authority to own, lease and operate its properties and to carry on its business (including the Business) as it is now being conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser’s ability to consummate the transactions contemplated hereby.

5.2 Authority. Purchaser has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby and to assume and perform the Assumed Liabilities. The execution and delivery of this Agreement by Purchaser and each of the Ancillary Documents to which it is a party, the performance by Purchaser of its obligations hereunder and thereunder, the consummation of the transactions contemplated hereby and thereby and the assumption and performance of the Assumed Liabilities have been duly and validly authorized by all necessary actions on the part of Purchaser. This Agreement has been, and at or prior to the Closing, each of the Ancillary Documents to which it is a party will be, duly and validly executed and delivered by Purchaser. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Documents by the Seller and subject to the effectiveness of the Sale Order, this Agreement constitutes, and each Ancillary Document to which Purchaser is a party when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms. Purchaser has sufficient funds to pay the Purchase Price and perform its obligations under this Agreement.

5.3 No Inconsistent Obligations. Neither the execution and delivery of this Agreement or any other documents contemplated hereby, nor the consummation of the transactions contemplated herein or therein in accordance with the Sale Order, will, to Purchaser’s knowledge, result in a violation or breach of, or constitute a default under, (a) the certificate of incorporation, as amended, the bylaws, or other organizational instruments of Purchaser, (b) any applicable ruling or order of any Governmental Authority, (c) any term or provision of any contract or agreement, (d) any writ, order, judgment, decree, law, rule, regulation or ordinance, (e) any other commitment or restriction to which Purchaser is a party, nor will such actions result in the creation of a Lien.

5.4 Conflicts; Consents.

(a) The execution, delivery and performance by Purchaser of this Agreement or any Ancillary Document to which it is a party, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby and the taking by Purchaser of any other action contemplated hereby or thereby, do not and will not contravene, violate or conflict with any term or provision of its Organizational Documents.

(b) Except (i) as set forth on Schedule 5.4(b) and (ii) for filings as may be required under the HSR Act, no consent, waiver, approval, order or authorization of, or registration, qualification, designation or filing with any Person or Governmental Body is required in connection with the execution, delivery and performance by Purchaser of this Agreement or the Ancillary Documents to which it is a party, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, the assumption and performance of the Assumed Liabilities or the taking by Purchaser of any other action contemplated hereby or thereby, other than such filings, notices or consents, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser’s ability to perform its obligations under this Agreement and the Ancillary Documents to which it is a party, to assume and perform the Assumed Liabilities or to consummate on a timely basis the transactions contemplated hereby or thereby.

5.5 Brokers. Except as set forth on Schedule 5.5, no Person has acted, directly or indirectly, as a broker, finder or advisor for Purchaser, and any Person listed on Schedule 5.5 shall have disclosed to Seller any actual or potential conflict of interest, in connection with the transactions contemplated by this Agreement. Seller is not and will not become obligated to pay any fee or commission or like payment to any broker, finder or advisor as a result of the consummation of the transactions contemplated by this Agreement based upon any arrangement made by or on behalf of Purchaser.

5.6 Adequate Assurances Regarding Assigned Contracts. As of the Closing, to Purchaser’s Knowledge, Purchaser or Purchaser’s Designee will be capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assigned Contracts.

5.7 No Litigation. To Purchaser’s knowledge, there are no material actions, suits, claims, investigations, hearings, or proceedings of any type pending (or, to the knowledge of Purchaser, threatened) instituted against Purchaser challenging the legality of the transactions contemplated in this Agreement (other than with respect to any objection which may be filed in connection with the Bankruptcy Case).

5.8 Due Diligence.

(a) AS-IS WHERE-IS SALE; DISCLAIMERS; RELEASE. EXCEPT AS OTHERWISE PROVIDED IN ARTICLE IV OR ELSEWHERE IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT, UNLESS EXPRESSLY STATED HEREIN, SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PURCHASED ASSETS, INCLUDING BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(b) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES AND AGREES THAT, UPON THE CLOSING, SELLER SHALL SELL AND CONVEY TO PURCHASER, AND PURCHASER SHALL ACCEPT, THE PURCHASED ASSETS “AS IS, WHERE IS, WITH ALL FAULTS.” PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PURCHASED ASSETS OR RELATING THERETO MADE OR FURNISHED BY SELLER OR ITS REPRESENTATIVES, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, EXCEPT AS EXPRESSLY STATED HEREIN. PURCHASER ALSO ACKNOWLEDGES THAT THE TOTAL PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PURCHASED ASSETS ARE BEING SOLD “AS IS, WHERE IS, WITH ALL FAULTS.”

(c) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SUBJECT TO OBTAINING THE SALE ORDER, PURCHASER WAIVES ANY CLAIM ARISING OUT OF OR IN CONNECTION WITH THE VALIDITY AND CONDITION OF THE PURCHASED ASSETS AS OF THE CLOSING.

ARTICLE VI.

EMPLOYEES

6.1 Employee Matters.

(a) Purchaser may in its sole discretion, but is not obligated to, make offers of employment to each of the Employees (which may be for employment with Purchaser or any of its Affiliates) as of the date hereof who have not been terminated or otherwise left the employ of the Seller prior to the Closing Date (such Employees who accept the terms and conditions of such offer and who are employed by Purchaser are “Transferred Employees” and such acceptance of offers shall be effective immediately after the Closing). Seller has made available to Purchaser a correct and complete list of all their current employees. Consistent with applicable law, Seller shall provide Purchaser access to their personnel records and personnel files, and shall provide such other information regarding its employees as Purchaser may reasonably request. Each Transferred Employee shall be eligible to participate in all of Purchaser’s employee benefit plans in accordance with the terms of those plans, to the same extent and in the same manner as new employees of Purchaser.

(b) For purposes of eligibility, vesting, participation and benefit accrual under any Purchaser plans and programs providing employee benefits to Transferred Employees after the Closing Date (the “Post-Closing Plans”), each Transferred Employee shall be credited with his or her years of service with Seller before the Closing Date to the same extent as such Transferred Employee was entitled, before the Closing Date, to credit for such service under substantially similar Seller employee benefit plans in which such Transferred Employees participated before the Closing Date, except to the extent such credit would result in a duplication of benefits.

(c) For purposes of each Post-Closing Plan providing medical, dental, hospital, pharmaceutical or vision benefits to any Transferred Employee, Purchaser shall use reasonable efforts to cause to be waived all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan for such Transferred Employee and his or her covered dependents (unless such exclusions or requirements were applicable under comparable Benefit Plans). In addition, Purchaser shall use reasonable efforts to cause any co-payments, deductible and other eligible expenses incurred by such Transferred Employee and/or his or her covered dependents under any Benefit Plan providing, medical, dental, hospital, pharmaceutical or vision benefits during the plan year ending on the Closing Date to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year of each comparable Post-Closing Plan in which he or she participates. Purchaser shall assume and honor all vacation days and other paid-time-off accrued or earned, but not yet taken (provided it does not exceed one year’s vacation or PTO accrual), by each Transferred Employee as of the Closing Date, which shall be delivered by Seller to Purchaser no later than five (5) Business Days after the Closing Date

(d) The Seller shall be responsible for the payment of any severance payment or benefits that become due to any current or former employee, officer, director, member, partner or independent contractor as a result of the termination of such individual by Seller or ERISA Affiliate thereof. The Seller shall be responsible for all legally mandated health care continuation coverage for its, and its Affiliates’, current and former employees (and their qualified beneficiaries) who had or have a loss of coverage due to a “qualifying event” (within the meaning of Section 603 of ERISA) which occurred or occurs on or prior to the Closing Date including, without limitation, any loss of coverage that results directly or indirectly from the transactions contemplated by this Agreement. The Purchaser or its Affiliates shall be responsible for any severance benefits for any Transferred Employee who terminates employment with the Purchaser or such Affiliate after the Closing Date.

(e) On and following the Agreement Date, Seller and Purchaser shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 6.1, including exchanging information and data relating to workers’ compensation, employee benefits and employee benefit plan coverage, and in obtaining any governmental approvals required hereunder, except as would result in the violation of any applicable Legal Requirement, including without limitation, any Legal Requirement relating to the safeguarding of data privacy.

(f) The provisions of this Section 6.1 are for the sole benefit of the parties to this Agreement only and shall not be construed to grant any rights, as a third party beneficiary or otherwise, to any person who is not a party to this Agreement, nor shall any provision of this Agreement be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or otherwise to limit the right of Purchaser or the Seller to amend, modify or terminate any such employee benefit plan. In addition, nothing contained herein shall be construed to (i) prohibit any amendments to or termination of any employee benefit plans or (ii) prohibit the termination or change in terms of employment of any employee (including any Transferred Employee) as permitted under applicable Law. Nothing herein, expressed or implied, shall confer upon any employee (including any Transferred Employee) any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of any provision of this Agreement.

6.2 Employee Information; Interviews. On the Agreement Date, or as reasonably practicable thereafter, Seller will release to Purchaser a list of each of Seller’s employees employed at York Plant, indicating rate of pay, number of employees enrolled in Seller’s health and welfare benefit plan, position title and hire or re hire date as shown in Seller’s books and records (provided no representation is made as to the accuracy or completeness of such information), and will permit Purchaser, at reasonable times during normal business hours after forty eight (48) hours prior notice and with minimum impact on Seller’s business, to arrange for personal interviews with York Plant managers and other York Plant employees (“Plant Employees”), at times and places mutually agreeable to Seller and Purchaser, and to arrange for those relevant employees of Seller, who are interested, to interview with Purchaser. For the avoidance of doubt, nothing in this Section 6.2 shall obligate Seller to provide Purchaser information otherwise protected by the Health Insurance Portability and Accountability Act of 1996. Notwithstanding and in limitation of the foregoing, any and all contact and interviews by and between Purchaser and Plant Employees may only occur within the Designation Period, unless otherwise agreed to by the parties in writing.

6.3 No Obligation of Purchaser as to Employees. Seller will have the sole and absolute responsibility for any financial or other commitments to their employees including, without limitation, any and all claims or obligations for severance pay and any and all claims and obligations arising under any collective bargaining agreement, employee benefit plan (including, without limitation, any withdrawal liability) or any local, state or federal law, rule or regulation (including, without limitation, the Worker Adjustment and Retraining Notification Act). Other than as set forth in Section 6.1(a), Purchaser shall have no contractual or other obligation with respect to hiring, offering to hire or employing any of Seller’s employees. In no event shall Purchaser be obligated to commit to any particular usage of employees or to any particular benefits or wage rates. Nothing contained herein shall be deemed an admission that Seller has any financial obligation to employees or that obligations, if any, are entitled to a particular treatment or priority under the Bankruptcy Code. Seller’s failure to pay an obligation, if any, under this Section 6.3 shall not be a default under this Agreement.

ARTICLE VII.

BANKRUPTCY COURT MATTERS

7.1 [Intentionally Blank]

7.2 Competing Bid and Other Matters. If an Auction is conducted, and Purchaser is not the prevailing party at the conclusion of such Auction (such prevailing party, the “Prevailing Bidder”), Purchaser shall, if its bid is determined to be the next highest bid serve as a back-up bidder (the “Back-up Bidder”) and keep Purchaser’s bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) open and irrevocable until the earlier of (i) 5:00 p.m. (prevailing Eastern time) on the date which is 14 days after the date of the Sale Hearing (the “Outside Back-up Date”); provided, however, that notwithstanding the foregoing, in no event shall the Outside Back-up Date be later than September 30, 2016 or (ii) the date of closing of an Alternative Transaction with the Prevailing Bidder. Following the Sale Hearing and prior to the Outside Back-up Date, if the Prevailing Bidder fails to consummate the applicable Alternative Transaction as a result of a breach or failure to perform on the part of such Prevailing Bidder, the Back-up Bidder will be deemed to have the new prevailing bid, and Seller will be authorized, without further order of the Bankruptcy Court, to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) with the Back-up Bidder

7.3 Sale Order. The Sale Order shall be entered by the Bankruptcy Court. The Sale Order shall, among other things, (i) approve, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, (A) the execution, delivery and performance by Seller of this Agreement, (B) the sale of the Purchased Assets to Purchaser on the terms set forth herein and free and clear of all Encumbrances (other than Encumbrances included in the Assumed Liabilities and Permitted Encumbrances), and (C) the performance by Seller of its obligations under this Agreement; (ii) authorize and empower Seller to assume and assign to Purchaser the Assigned Contracts; and (iii) find that Purchaser is a “good faith” buyer within the meaning of Section 363(m) of the Bankruptcy Code, not a successor to Seller and grant Purchaser the protections of Section 363(m) of the Bankruptcy Code. Purchaser agrees that it will promptly take such actions as are reasonably requested by Seller to assist in obtaining Bankruptcy Court approval of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of (a) demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code, and (b) establishing adequate assurance of future performance within the meaning of Section 365 of the Bankruptcy Code.

7.4 Contracts. Seller shall serve on all non-Seller counterparties to all of its Contracts a notice specifically stating that Seller is or may be seeking the assumption and assignment of such Contracts and shall notify such non-Seller counterparties of the deadline for objecting to the Cure Costs, if any, which deadline shall not be less than three (3) Business Days prior to the Sale Hearing.

7.5 Bankruptcy Filings. From and after the Agreement Date and until the Closing Date, Seller shall deliver to Purchaser drafts of any and all material pleadings, motions, notices, statements, schedules, applications, reports and other papers to be filed or submitted in connection with this Agreement for Purchaser’s prior review and comment, including any Tax motions, and such filings shall be acceptable to Purchaser in its sole discretion to the extent they relate to the Purchased Assets, any Assumed Liabilities or any of Purchaser’s obligations hereunder. Seller agrees to diligently prosecute the entry of the Bidding Procedures Order and the Sale Order. In the event the entry of the Bidding Procedures Order or the Sale Order shall be appealed, Seller shall use its best efforts to defend such appeal. Seller shall comply with all notice requirements (i) of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure, or (ii) imposed by the Sale Order, in each case, in connection with any pleading, notice or motion to be filed in connection herewith.

7.6 Sale Free and Clear. Seller acknowledges and agrees, and the Sale Order shall provide that, on the Closing Date and concurrently with the Closing, all then existing or thereafter arising obligations, interests, Claims, Liabilities and Encumbrances of, against or created by Seller or its bankruptcy estate, to the fullest extent permitted by Section 363 of the Bankruptcy Code, shall be fully released from and with respect to the Purchased Assets. On the Closing Date, the Purchased Assets shall be transferred to Purchaser free and clear of all obligations, interests, Claims, Liabilities and Encumbrances, other than Permitted Encumbrances and the Assumed Liabilities to the fullest extent permitted by Section 363 of the Bankruptcy Code.

ARTICLE VIII.

COVENANTS AND AGREEMENTS

8.1 Conduct of Business of Seller. During the Pre-Closing Period, Seller shall use commercially reasonable efforts, except as otherwise required, authorized or restricted pursuant to the Bankruptcy Code or an Order of the Bankruptcy Court, to operate the Business in the Ordinary Course of Business (among other things, Seller will not incur unreasonable liabilities, including, without limitation, inappropriate increases in Inventory or factoring of accounts receivable). Seller shall use commercially reasonable efforts to (A) preserve intact its business organizations, (B) maintain the Business and the

Purchased Assets (normal wear and tear excepted), (C) keep available the services of its officers and Employees, (D) maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, consultants, customers, vendors and others having business relationships with Seller in connection with the operation of the Business (other than payment of pre-petition claims), (E) pay all of its post-petition obligations in the Ordinary Course of Business, and (F) continue to operate the Business and Purchased Assets in all material respects in compliance with all Laws applicable to the Business and Seller consistent with past practice. Without limiting the generality of the foregoing, and except (i) as otherwise expressly provided in or contemplated by this Agreement, or (ii) required, authorized or restricted pursuant to the Bankruptcy Code or an Order of the Bankruptcy Court, on or prior to the Closing Date, Seller may not, without the prior written consent of Purchaser, take any of the following actions with respect to the Business or the Purchased Assets:

(a) other than as set forth in Schedule 8.1(a), (i) modify in any manner the compensation of any of the Employees or officers, or accelerate the payment of any such compensation (other than such that the liability associated with such modification is excluded from the Assumed Liabilities), (ii) grant any (a) bonuses, whether monetary or otherwise, (b) increase wages or salary or (c) increase other compensation or material benefits, in any case, in respect of any current or former employee, independent contractor, director or officer of the Seller;

(b) other than as set forth in Schedule 8.1(b), engage any new Employee other than in the Ordinary Course of Business, provided, however, that Seller shall not engage any new Employee whose annual base salary would exceed $150,000;

(c) except as set forth in Schedule 8.1(c), remove or permit to be removed from any building, facility, or real property any asset or any Inventory (other than in connection with the sale of Inventory in the Ordinary Course of Business and the sale of fixtures, equipment and related assets in connection with the closing of facilities in an amount not to exceed $200,000.

(d) sell, lease or otherwise dispose of, mortgage, hypothecate or otherwise encumber any asset (other than sales of Inventory in the Ordinary Course of Business and other than any liens permitted or provided for in the DIP Order);

(e) amend, terminate or renew any Contract other than (i) in the Ordinary Course of Business or (ii) outside of the Ordinary Course of Business, which does not result in an increase in the term of any such Contract by more than one (1) year and does not result in an obligation of Seller in excess of $300,000;

(f) fail to use commercially reasonable efforts to maintain the validity of Seller’s rights in, to or under any Intellectual Property used in the operation of the Business or the Purchased Assets;

(g) fail to use commercially reasonable efforts to maintain all material Permits of Seller, used in the operation of the Business or the Purchased Assets;

(h) make any unusual or extraordinary efforts to collect any outstanding Accounts Receivable, liability or Indebtedness, give any discounts or concessions for early payment of such accounts receivable, liability or Indebtedness, other than the usual discounts given by the Business in the Ordinary Course of Business and make any sales of, or, other than liens provided for in the DIP Order, convey any interest in, any accounts receivable or intercompany obligation, liability or Indebtedness to any third party;

(i) other than transactions pursuant to agreements or arrangements in effect on the Petition Date as set forth on Schedule 8.1(i), engage in any transaction with any Affiliate, subsidiary, shareholder, officer or director of Seller (other than in the Ordinary Course of Business), incur or assume any long term or short term debt with or on behalf of any such Person or guarantee, endorse or otherwise be liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any such Person;

(j) make any change in its method of accounting, except in accordance with GAAP;

(k) fail to maintain any insurance policy in effect on the date hereof or amend any such policy other than extensions in the Ordinary Course of Business;

(l) accelerate the payment of any obligation, Liability or Indebtedness of Seller;

(m) file any Tax Return (other than consistent with past practice and applicable Law) or make, change or rescind any Tax election or file any amended Tax Return or change its fiscal year or financial or Tax accounting methods, policies or practices or settle any Tax Liability, except in each case as would not reasonably be expected to result in any Liability to, or have any adverse effect on, the Purchaser or the Business;

(n) enter into, termination of, adoption of or amendment to any Benefit Plan (other than amendments required by law or to maintain the tax qualified status of any Benefit Plan under Section 401(a) of the Code), any change in control or severance agreement or any other Benefit Plan or collective bargaining agreement;

(o) loan to, or entry into any other transaction (other than in the Ordinary Course of Business) with, any employee, officer, director or independent contractor;

(p) settle or agree to settle any pending or threatened litigation, except to the extent that such settlement is either (i) pursuant to an insured claim or (ii) less than $50,000; and

(q) agree, whether in writing or otherwise, to do any of the foregoing.

8.2 Access to Information. Seller agrees that, between the Agreement Date and the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Section 3.4, Purchaser shall be entitled, through its officers, employees, legal counsel, accountants and other authorized representatives, agents and contractors (“Representatives”), to have such reasonable access to and make such reasonable investigation and examination of the books and records, properties, businesses, assets, Employees, accountants, auditors, counsel and operations of Seller related to the Purchased Assets and Business as Purchaser’s Representatives may reasonably request. Any such investigations and examinations shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances. Seller shall use commercially reasonable efforts to cause its Representatives to reasonably cooperate with Purchaser and Purchaser’s Representatives in connection with such investigations and examinations, and Purchaser shall, and use its commercially reasonably efforts to cause its Representatives to, reasonably cooperate with the Seller and its Representatives, and shall use its commercially reasonable efforts to minimize any disruption to the Business.

8.3 Assignability of Certain Contracts. To the extent that the assignment to Purchaser of any Assigned Contract pursuant to this Agreement is not permitted without the consent of a third party and such restriction cannot be effectively overridden or canceled by the Sale Order or other related order of the Bankruptcy Court, then this Agreement will not be deemed to constitute an assignment of or an undertaking or attempt to assign such Contract or any right or interest therein unless and until such consent is obtained; provided, however, that the Parties will use their commercially reasonable efforts, before the Closing, to obtain all such consents; provided, further, that if any such consents are not obtained prior to the Closing Date, Seller and Purchaser will reasonably cooperate with each other in any lawful and feasible arrangement designed to provide Purchaser with the benefits and obligations of any such Contract and Purchaser shall be responsible for performing all obligations under such Contract required to be performed by Seller on or after the Closing Date to the extent set forth in this Agreement.

8.4 Rejected Contracts. Seller shall not reject any Assigned Contract in any bankruptcy proceeding following the Agreement Date without the prior written consent of Purchaser, which Purchaser may withhold, condition or delay, in its sole discretion.

8.5 Reasonable Efforts; Cooperation.

(a) Subject to the other provisions hereof, each Party shall use its commercially reasonable efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Outside Date, in accordance with the terms hereof and shall cooperate in a commercially reasonable manner with each other Party and its Representatives in connection with any step required to be taken as a part of its obligations hereunder.

(b) In the event that any of the Parties to this Agreement discovers a Contract related to the Business, the Purchased Assets or the Assumed Liabilities during the period from and after the Agreement Date, and such Contract (i) was unknown as of the Agreement Date, (ii) is a Contract that Purchaser wishes to assume the rights and obligations of and (iii) would not be deemed a Rejected Contract by Seller, Purchaser and Seller shall execute, acknowledge and deliver such other instruments and take such further actions as are reasonably practicable for Purchaser to assume the rights and obligations under such Contract.

(c) The obligations of Seller pursuant to this Section 8.5 shall be subject to any orders entered, or approvals or authorizations granted or required, by or under the Bankruptcy Court or the Bankruptcy Code (including in connection with the Bankruptcy Case), and Seller’s obligations as a debtor-in-possession to comply with any order of the Bankruptcy Court (including the Bidding Procedures Order and the Sale Order) and Seller’s duty to seek and obtain the highest or otherwise best price for the Business as required by the Bankruptcy Code.

(d) Seller, on the one hand, and Purchaser, on the other hand, will provide each other with such cooperation and information as either of them may reasonably request of the other in connection with filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, or participating in or conducting any audit or other proceeding in respect of Taxes (such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings and other determinations by Tax authorities). In addition, Purchaser shall make available to Seller, without charge to Seller, such office space and employee support reasonably necessary to assist Seller to wind up Seller’s operations following the Closing, resolve the Bankruptcy Case, dissolve any or all of the Seller and prepare and file the Tax Returns; provided Seller follows Purchaser’s reasonable instructions while using Purchaser’s premises. Any information obtained under this Section 8.5(d) shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other proceeding.

(e) Subject to Section 8.5(f), as soon as reasonably practicable (and, in any event, within five (5) Business Days, or a later date as agreed by the Parties) following entry of the Bidding Procedures Order, Seller, on the one hand, and Purchaser, on the other hand, shall each prepare and file, or cause to be prepared and filed, any notifications required to be filed under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and request early termination of the waiting period under the HSR Act. Purchaser, on the one hand, and Seller, on the other hand, shall promptly respond to any requests for additional information or documentary materials in connection with such filings and shall take all other actions necessary to cause the waiting periods under the HSR Act to terminate or expire at the earliest practicable date after the date of filing. Purchaser on the one hand and Seller on the other, shall each pay 50% of the applicable filing fee under the HSR Act, and each Party shall be responsible for payment of its own respective costs and expenses (including attorneys’ fees and other legal fees and expenses) associated with the preparation of its portion of any antitrust filings.

(f) Seller, on the one hand, and Purchaser, on the other hand, (i) shall promptly inform each other of any communication from any Governmental Body concerning this Agreement, the transactions contemplated hereby, and any filing, notification or request for approval and (ii) shall permit the other to review in advance any proposed written or material oral communication or information submitted to any such Governmental Body in response thereto. In addition, none of Parties shall agree to participate in any meeting with any Governmental Body in respect of any filings, investigation or other inquiry with respect to this Agreement or the transactions contemplated hereby, unless such Party consults with the other Parties in advance and, to the extent permitted by any such Governmental Body, gives the other Parties the opportunity to attend and participate thereat, in each case to the maximum extent practicable. Subject to restrictions under any Law, each of Purchaser, on the one hand, and Seller, on the other hand, shall furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and the Governmental Body or members of its staff on the other hand, with respect to this Agreement, the transactions contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements or to the attorney-client privilege or work product doctrine or which refer to valuation of the Business) or any such filing, notification or request for approval. Each Party shall also furnish the other Party with such necessary information and assistance as such other Party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registration or submissions of information to the Governmental Body in connection with this Agreement, the transactions contemplated hereby and any such filing, notification or request for approval.

(g) In the event that any of the Updating Information discloses a Contract, Permit, required notice or consent related to the Business, the Purchased Assets or the Assumed Liabilities during the period from and after the Agreement Date, and such Contract, Permit, required notice or consent (i) is a Contract, Permit, required notice or consent that Purchaser wishes, or that affects the assignability or ability of Purchaser, to assume the rights and obligations of and (ii) would not be deemed a Rejected Contract by Seller or an Excluded Asset or Excluded Liability, as the case may be, Purchaser and Seller shall execute, acknowledge and deliver such other documents, agreements and instruments and take such further actions as are reasonably required by Purchaser in order to assume the rights and obligations under such Contract or Permit, or to deliver such required notice or obtain such consent.

(h) Seller agrees to fully cooperate in the transfer of all records, documents, information (“Company Information”), including records, documents and information in electronic form, owned by Seller, or relating to Seller’s operations or financial condition, to Purchaser’s computer systems promptly following the Closing if such Company Information is located at any Affiliate location, or on the computer system of any Affiliate. Such transfer of Company Information shall be in a format useable to Purchaser and Purchaser’s computer systems. For purposes of this Agreement, Company Information shall include, without limitation, lists of all end customers of Seller, whether direct customers of Seller, or indirect customers of Seller through one or more Affiliates of Seller and detailed operating history information sufficient for Purchaser to meet State of California low carbon fuel standards.

(i) Seller will fully cooperate with Purchaser and permit full access to Seller’s Plant and records to the extent necessary for Purchaser to obtain at Purchaser’s expense a Phase I environmental report and engineering report during the Pre-Closing Period.

(j) Seller agrees to deliver to Purchaser all title and survey information and documents (“Title Information”) in Seller’s possession relating to the Owned Real Property within 14 days following the Agreement Date. Purchaser shall then have ten (10) days following receipt of the Title Information to obtain a written binding commitment, in form and substance acceptable to Purchaser, from a title company reasonably acceptable to Purchaser to deliver at a future date an ALTA Form owner’s policy of title insurance showing Purchaser as sole owner of good, marketable and indefeasible fee title to the Acquired Owned Real Property upon Closing. In the event the title commitment delivered to Purchaser shows a material defect in Seller’s good and marketable title to the Owned Real Property, or Seller’s ability to enable Purchaser, following Closing, to acquire good, marketable and indefeasible fee title to the Acquired Owned Real Property other than Permitted Encumbrances, Purchaser may notify Seller of its intention to terminate this Agreement by providing written notice to Seller, along with supporting documentation of the basis for termination. Seller shall have 30 days to cure and if this provision is not satisfied at the end of 30 days, the termination shall become effective and such termination shall be without liability to the other Parties other than the obligation of Seller to return the Deposit to Purchaser no later than one Business Day following receipt of written notice of termination. Purchaser’s right to terminate the Agreement under this Section 8.5(j) shall expire ten (10) days following receipt of the Title Information from Seller.

8.6 Further Assurances. Each Party shall execute and cause to be delivered to each other Party such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement. After the Closing, Seller shall promptly transfer or deliver to Purchaser cash, checks (which shall be properly endorsed) or other property that Seller may receive in respect of any deposit, prepaid expense, receivable or other item that constitutes part of the Purchased Assets or relates to the Assumed Liabilities.

8.7 Notification of Certain Matters. Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller, of (i) any notice or other communication from any Person alleging that the consent of such Person which is or may be required in connection with the transactions contemplated by this Agreement or the Ancillary Documents is not likely to be obtained prior to Closing, (ii) any written objection or proceeding that challenges the transactions contemplated hereby or the entry of the approval of the Bankruptcy Court and (iii) the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Seller or Purchaser or by any of their respective Affiliates (as the case may be), from any third party and/or any Governmental Body with respect to the transactions contemplated by this Agreement.

8.8 Confidentiality.

(a) Purchaser acknowledges that the confidential information provided to them in connection with this Agreement, including under Section 8.2, and the consummation of the transactions contemplated hereby, is subject to the terms and conditions of the Confidentiality Agreement.

(b) Following the completion of the Auction, Seller agrees to maintain, unless disclosure is required by applicable Law, the confidentiality of any confidential information regarding the Business which is in Seller’s possession or of which Seller is aware. Seller hereby further agrees, unless disclosure is required by applicable Law, to take all appropriate steps, consistent with Seller’s past practice, to safeguard such confidential information and to protect it against disclosure, misuse, loss and theft. In furtherance and not in limitation of the foregoing, Seller shall not, unless required by applicable Law, disclose to any Person (a) any confidential information regarding the Business, provided, that confidential information shall not include information that becomes generally available to the public other than as a result of the breach of this Section 8.8(b) or information not otherwise known by the Seller that becomes available to Seller from a Person other than Purchaser which to Seller’s Knowledge is not bound by any confidentiality obligation with respect to such information, or (b) any of the discussions or negotiations conducted with Purchaser in connection with this Agreement, provided, that Seller shall be entitled to disclose (i) any information required to be disclosed by Seller to the Bankruptcy Court, the United States Trustee, parties in interest in the Bankruptcy Case, other Persons bidding on assets of Seller, (ii) any information required to be disclosed by Seller pursuant to any applicable Law (including, without limitation, the Bankruptcy Code), legal proceeding or Governmental Authority, or (iii) any information to Seller’s counsel and financial advisor; provided, that, in each case, such disclosure shall be limited to the information that is so required to be disclosed and the Person(s) to whom such disclosure is required. Notwithstanding anything in this Section 8.8 to the contrary, unless disclosure is required by applicable Law, the confidentiality of any trade secrets of the Business shall be maintained for so long as such trade secrets continue to be entitled to protection as trade secrets of the Business.

8.9 Preservation of Records. Seller (or any subsequently appointed bankruptcy estate representative, including, but not limited to, a trustee, a creditor trustee or a plan administrator) and Purchaser agree that each of them shall preserve and keep the books and records held by it relating to the pre-Closing Business for a period of nine (9) months from the Closing Date and shall make such books and records available to the other Parties (and permit such other Party to make extracts and copies of such books and records at its own expense) as may be reasonably required by such Party in connection with, among other things, any insurance claims by, legal proceedings or Tax audits against or governmental investigations of Seller or Purchaser or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Seller, on the one hand, or Purchaser, on the other hand, wish to destroy such records during such nine (9) month period, such Party shall first give twenty (20) days’ prior written notice to the other and such other Party shall have the right at its option and expense, upon prior written notice given to such Party within that twenty (20) day period, to take possession of the records within thirty (30) days after the date of such notice.

8.10 Publicity. Neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Seller, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any stock exchange on which Purchaser lists securities, provided that the party intending to make such release shall use its best efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other party with respect to the text thereof.

8.11 Material Adverse Effect. Seller shall promptly inform Purchaser in writing of the occurrence of any event that has had, or is reasonably expected to have, a Material Adverse Effect.

8.12 Casualty Loss. Notwithstanding any provision of this Agreement to the contrary, if, before the Closing, all or any portion of the Purchased Assets is (a) condemned or taken by eminent domain, or (b) is damaged or destroyed by fire, flood or other casualty, Seller shall notify Purchaser promptly in writing of such fact, (i) in the case of condemnation or taking, Seller shall assign or pay, as the case may be, any proceeds thereof to Purchaser at the Closing, and (ii) in the case of fire, flood or other casualty, Seller shall assign the insurance proceeds therefrom to Purchaser at Closing. Notwithstanding the foregoing, the provisions of this Section 8.12 shall not in any way modify Purchaser’s other rights under this Agreement, including any applicable right to terminate the Agreement if any condemnation, taking, damage or other destruction resulted in a Material Adverse Effect.

8.13 No Successor Liability. The Parties intend that, except where expressly prohibited under applicable Law, upon the Closing, Purchaser shall not be deemed to: (i) be the successor of Seller, (ii) have, de facto, or otherwise, merged with or into Seller, (iii) be a mere continuation or substantial continuation of Seller or the enterprise(s) of Seller, or (iv) be liable for any acts or omissions of Seller in the conduct of the Business or arising under or related to the Purchased Assets other than as set forth in this Agreement. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, the Parties intend that Purchaser shall not be liable for any obligations, interests, Claims, Liabilities or Encumbrances (other than Assumed Liabilities and Permitted Encumbrances) against Seller or any of Seller’s predecessors or Affiliates, and Purchaser shall have no successor or vicarious liability of any kind or character whether known or unknown as of the Closing Date, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the Business, the Purchased Assets or any Liabilities of Seller arising prior to the Closing Date. The Parties agree that the provisions substantially in the form of this Section 8.13 shall be reflected in the Sale Order.

8.14 Change of Name. Promptly following the Closing, Seller shall discontinue the use of, and not subsequently use, any trade names or “d/b/a” names currently utilized by Seller related to the Purchased Assets or Business which includes the words “            ”, “            ” and/or “            ” without the prior written consent of Purchaser; provided, however, that Seller may continue to use its current name and any other names or DBA’s currently utilized by Seller) included on any business cards, stationery and other similar materials following the Closing for a period of up to one hundred and eighty (180) days solely for purposes of winding down the affairs of Seller, provided that when utilizing such materials, other than in incidental respects, Seller shall use commercially reasonable efforts to indicate its new name and reference its current name (and any other trade names or “d/b/a” names currently utilized by each.

8.15 HSR Filing. Seller and Purchaser will file any Notification and Report Forms and related material that they may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use its commercially reasonable efforts to obtain a waiver from the applicable waiting period, and will make any further filings pursuant thereto that may be necessary in connection therewith. Seller and Purchaser will each pay one-half of any fees payable in connection with such filing.

8.16 Delivery of Disclosure Schedules; Update of Disclosure Schedules.

(a) Except as otherwise provided herein for Schedule 1.6(a), Seller shall provide Purchaser with the Disclosure Schedules within 7 days after the Agreement Date; and until 10 days before the Auction or such later date as the parties may otherwise agree, each Party has the continuing right and obligation (i) to supplement, modify, reject or amend, with respect to any matter hereafter arising or events or conditions arising after the date hereof and prior to the Closing, the information required to be set forth on the Disclosure Schedules as to representations made by such Party with respect to any matter hereafter arising or discovered which, if existing or known at the Agreement Date, would have been required to have been set forth on such Disclosure Schedules, and (ii) if necessary or appropriate to correct any inaccuracy in a representation made by such Party, to add a schedule to the Disclosure Schedules with a corresponding reference in this Agreement (such information and additional schedules collectively being called the “Updating Information”);

(b) To the extent Updating Information (i) contains Liabilities in excess of [$25,000] in the aggregate, all such Liabilities in excess of that amount shall be Excluded Liabilities and Purchaser shall not assume nor be deemed to have assumed such excess Liabilities and (ii) discloses in the reasonable commercial opinion of Purchaser, a material impediment to the ownership or operations of the Business, Purchaser shall acquire the Purchased Assets free of such material impediment; and

(c) Notwithstanding anything to the contrary contained herein, the Purchaser shall be entitled to remove and leave behind with Seller, in its sole discretion, any asset of the Business that would constitute an Acquired Asset (and associated liabilities therewith) so long as no reduction in Purchase Price is made as a result of such removal. Purchaser shall deliver notice to the Seller of any such removal promptly after making such determination, but in any event, at least 2 Business Days prior to Closing Date.

8.17 Utility Accounts. Purchaser shall be authorized to use Seller’s utility accounts with respect to the Purchased Assets pending Purchaser’s obtaining utility accounts in its own name, provided that if Purchaser has not obtained utility accounts in its own name on or before fourteen (14) days after the Closing Date, Seller shall be entitled to take any action to shut off any such utilities, and shall be entitled to seek a return of any bond securing any such utilities. Nothing in this subsection shall effect or alter the proration of costs as provided for in Section 2.3 of this Agreement. Notwithstanding the foregoing, the Purchaser shall use all commercially reasonable efforts to establish utility accounts in its own name(s), respectively, to be effective as of the Closing Date.

ARTICLE IX.

CONDITIONS TO CLOSING

9.1 Conditions Precedent to the Obligations of Purchaser and Seller. The respective obligations of each Party to this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by each of the Seller and Purchaser) on or prior to the Closing Date, of each of the following conditions:

(a) there shall not be in effect any order, writ, injunction, judgment or decree entered by a Governmental Body of competent jurisdiction, or any Law preventing, enjoining, restraining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Ancillary Documents;

(b) the Bankruptcy Court shall have entered the Sale Order (as provided in Article VII) and such order shall be a Final Order and in form and substance satisfactory to Purchaser, in its sole discretion, which order shall not have been reversed, modified, amended or stayed; and

(c) any waiting period (including any extension thereof) applicable to the purchase and sale of the Purchased Assets under the HSR Act or under any other applicable governmental antitrust or competition authority shall have terminated or expired.

9.2 Conditions Precedent to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by Seller in its sole discretion:

(a) the representations and warranties made by Purchaser in this Agreement or in any Ancillary Document shall be true and correct in all material respects (without giving effect to any materiality or similar qualification contained therein), in each case as of the Agreement Date and as of the Closing Date, with the same force and effect as though all such representations and warranties had been made as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be so true and correct only as of such other specified date), except where the failure of such representations or warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser’s ability to consummate the transactions contemplated hereby;

(b) Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date; and

(c) Purchaser shall have delivered, or caused to be delivered, to Seller all of the items set forth in Section 3.3.

9.3 Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by Purchaser in its sole discretion:

(a) Seller shall have delivered to Purchaser (i) a certified copy of the Sale Order (which shall contain the terms described in Section 7.3, and (ii) copies of all affidavits of service of the Sale Motion or notice of such motion filed by or on behalf of Seller (which service shall comply with Section 7.2(d));

(b) the representations and warranties made by Seller in this Agreement or in any Ancillary Document shall be true and correct in all material respects (provided that any such representation or warranty that is subject to any materiality, Material Adverse Effect or similar qualification shall be true and correct in all respects after giving effect to any such qualification), in each case as of the Agreement Date and as of the Closing Date, with the same force and effect as though all such representations and warranties had been made as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be so true and correct only as of such other specified date);

(c) Seller shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it on or prior to the Closing Date;

(d) Seller shall have delivered, or caused to be delivered, to Purchaser, all of the items set forth in Section 3.2;

(e) Seller shall have complied with the sale process deadlines set forth in the Bidding Procedures Order;

(f) Seller shall have delivered such other documents, agreements and instruments as may be required or reasonably requested by Purchaser as a result of any Updating Information;

(g) There shall have been no Material Adverse Effect;

(h) Seller shall have delivered an updated Phase 1 Environmental Site Assessment for the York Plant, dated no later than ten days prior to the Sale Hearing;

(i) Purchaser and by Abengoa Bioenergy New Technologies, LLC, or its successor in interest to the ownership of the Pilot Plant (“ABNT”), shall have entered into one or more agreements containing the terms and provisions set forth on Exhibit G to this Agreement and such other terms and conditions as shall be mutually agreeable to them; and

(j) Purchaser or its Affiliate shall (i) have been approved by the Bankruptcy Court as the successful bidder pursuant to the Bidding Procedures Order for one or more of the Seller’s or its Affiliate’s other facilities located in (x) Mt. Vernon, IN; (y) Madison, IL; or (z) Ravenna, NE; and (ii) the closing of the sale of the other facility shall have occurred prior to or concurrent with the Closing.

ARTICLE X.

ADDITIONAL DEFINITIONS

10.1 Definitions. As used herein:

(a) “Accounts Receivable” shall have the meaning set forth in Section 1.1(c).

(b) “Acquired Buildings” shall have the meaning set forth in Section 1.1(f).

(c) “Acquired Owned Real Property” shall have the meaning set forth in Section 1.1(e).

(d) “Action” means any action, claim, complaint, grievance, summons, suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation by or before any Governmental Body.

(e) “Additional Cash Consideration” shall have the meaning set forth in Section 2.1(c).

(f) “Affiliate” has the meaning set forth in Section 101(2) of the Bankruptcy Code.

(g) “Affiliate Agreement” means any agreement or contract between any director, officer, employee or Affiliate of Seller or Affiliate of any such Person, on one hand, and Seller, on the other hand, related to the Business, including any contract providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such Person or firm, other than employment-at-will arrangements in the ordinary course of business.

(h) “Agreement” shall have the meaning set forth in the preamble.

(i) “Agreement Date” shall have the meaning set forth in the preamble.

(j) “Allocation” shall have the meaning set forth in Section 11.2.

(k) “Alternative Transaction” means (i) the approval by the Bankruptcy Court of a sale or sales of any of the Purchased Assets to a Person other than Purchaser, or (ii) the filing of a plan of reorganization that does not contemplate the sale of all the Purchased Assets to Purchaser in accordance with the terms hereof.

(l) “Ancillary Documents” means any certificate, agreement, document or other instrument (other than this Agreement) to be executed and delivered by a Party in connection with the consummation of the transactions contemplated this Agreement.

(m) “Assigned Contracts” shall have the meaning set forth in Section 1.1(b).

(n) “Assignment and Assumption Agreement” shall have the meaning set forth in Section 3.2(b).

(o) “Assumed Liabilities” shall have the meaning set forth in Section 1.3.

(p) “Assumption and Assignment of Leases” shall have the meaning set forth in Section 3.2(h).

(q) “Auction” has that meaning ascribed to such term by the Bidding Procedures Order.

(r) “Audited Financial Statements” shall have the meaning set forth in Section 4.17.

(s) “Avoidance Actions” shall have the meaning set forth in Section 1.1(aa).

(t) “Bankruptcy Case” shall have the meaning set forth in the Recitals.

(u) “Bankruptcy Code” shall have the meaning set forth in the Recitals.

(v) “Bankruptcy Court” shall have the meaning set forth in the Recitals.

(w) “Bankruptcy Rules” shall have the meaning set forth in the Recitals.

(x) “Benefit Plan” means, to the extent related to the Business, (i) all “employee benefit plans” (including, without limitation, as defined in Section 3(3) of ERISA), including all employee benefit plans which are “pension plans” (including, without limitation, as defined in Section 3(2) of ERISA) and any other employee benefit arrangements or payroll practices (including severance pay, vacation pay, company awards, salary continuation for disability, sick leave, death benefit, hospitalization, welfare benefit, group or individual health, dental, medical, life, insurance, fringe benefit, deferred compensation, profit sharing, retirement, retiree medical, supplemental retirement, bonus or other incentive compensation, stock purchase, equity-based, stock option, stock appreciation rights, restricted stock and phantom stock arrangements or policies) and (ii) all other employment, termination, bonus, severance, change in control, collective bargaining or other similar plans, programs, contracts, or arrangements (whether written or unwritten), in each case, maintained, contributed to, or required to be contributed to by Seller or any ERISA Affiliate for the benefit of any current or former employee, director, officer or independent contractor of Seller or under which Seller or any ERISA Affiliate has any liability.

(y) “Bidding Procedures Order” means the order entered by the Bankruptcy Court on June 15, 2016 Docket No. 399.

(z) “Bill of Sale” shall have the meaning set forth in Section 3.2(a).

(aa) “Business” shall have the meaning set forth in the Section 1.1.

(bb) “Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or required by Law to be closed.

(cc) “Cash and Cash Equivalents” means, to the extent related to the Business, all of Seller’s cash (including petty cash and checks received prior to the close of business on the Closing Date), checking account balances, marketable securities, certificates of deposits, time deposits, bankers’ acceptances, commercial paper, security entitlements, securities accounts, commodity Contracts, commodity accounts, government securities and any other cash equivalents, whether on hand, in transit, in banks or other financial institutions, or otherwise held (but specifically excluding any cash payable by Purchaser to Seller pursuant to this Agreement, all Pre-Paid Expenses, and any customer deposits, advances or prepayments deposited, made or paid to Seller).

(dd) “Cash Consideration” shall have the meaning set forth in Section 2.1(c).

(ee) “Chapter 11 Petition” shall have the meaning set forth in the Recitals.

(ff) “Claim” has the meaning given that term in Section 101(5) of the Bankruptcy Code and includes, inter alia, all rights, claims, causes of action, defenses, debts, demands, damages, offset rights, setoff rights, recoupment right, obligations, and liabilities of any kind or nature under contract, at law or in equity, known or unknown, contingent or matured, liquidated or unliquidated, and all rights and remedies with respect thereto.

(gg) “Closing” shall have the meaning set forth in Section 3.1.

(hh) “Closing Date” means the date on which the Closing occurs, but in any event no later than fourteen (14) days after entry of the Sale Order.

(ii) “Closing Date Payment” shall have the meaning set forth in Section 2.3(d).

(jj) “Closing Statement” shall have the meaning set forth in Section 2.3(a).

(kk) “Code” means the United States Internal Revenue Code of 1986, as the same may be amended from time to time.

(ll) “Company” shall have the meaning set forth in the preamble.

(mm) “Confidentiality Agreement” means that certain Confidentiality and Non-Disclosure Agreement by and between Green Plains Inc. and Abengoa Bioenergy US Holding, LLC, dated April 15, 2016.

(nn) “Contract” means any written or oral contract, purchase order, service order, sales order, indenture, note, bond, lease, sublease, license, understanding, instrument or other agreement, arrangement or commitment that is binding upon a Person or its property, whether express or implied.

(oo) “Cure Costs” shall have the meaning set forth in Section 1.3(b).

(pp) “Deposit” shall have the meaning set forth in Section 2.2.

(qq) “DIP Financing Agreements” means a multi-draw secured lending facility with a minimum aggregate lending amount of $10,000,000.

(rr) “DIP Order” means an order or orders entered by the Bankruptcy Court which approve the DIP Financing Agreements on a final basis.

(ss) “Disclosure Schedules” has the meaning set forth in Article IV.

(tt) “Documents” means all of Seller’s written files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, plans, operating records, safety and environmental plans and reports, data, Permits and Permit applications, studies and documents, Tax Returns, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, research material, technical documentation (design specifications, engineering information, test results, maintenance schedules, functional requirements, operating instructions, logic manuals, processes, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, in each case whether or not in electronic form relating to the Business. For the avoidance of doubt, Documents shall not include any of the foregoing related to the Hugoton Facility.

(uu) “Employee” means an individual who, as of the applicable date, is employed by Seller in connection with the Business.

(vv) “Employment Contracts” shall have the meaning set forth in Section 6.1(g).

(ww) “Encumbrance” means any lien (as defined in Section 101(37) of the Bankruptcy Code), encumbrance, Claim, Liability, interest (as that term is used in section 101(5) of the Bankruptcy Code), right, demand, charge, mortgage, deed of trust, option, pledge, security interest or similar interests, title defects, hypothecations, easements, rights of way, restrictive covenants, encroachments, rights of first refusal, preemptive rights, judgments, conditional sale or other title retention agreements and other impositions, imperfections or defects of title or restrictions on transfer or use of any nature whatsoever.

(xx) “Environmental Law” means all applicable federal, state and local laws, statutes, codes, ordinances, and any judicial and administrative rules, regulations, and orders, relating to (i) human health or safety, (ii) the protection of the environment, or (iii) emissions, discharges or releases of Hazardous Materials or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 321, et seq., the Oil Pollution Act, 33 U.S.C. § 2702, et seq., the Clean Water Act, 33 U.S.C. § 1251, et seq., and the Clean Air Act, 42 U.S.C. § 7401, et seq., and their state and local counterparts.

(yy) “Environmental Liabilities and Obligations” means all Liabilities arising from any actual or threatened impairment, impact or damage to the environment, health or safety, or any actual or threatened failure to comply with Environmental Law in connection with the prior or ongoing ownership or operation of the Business, the Purchased Assets or the Acquired Owned Real Property where the Business is currently located, including Liabilities related to: (i) the transportation, storage, use, arrangement for disposal or disposal of Hazardous Materials; (ii) the Release of Hazardous Materials, including migration onto or from the real property where the Business is located; (iii) any other pollution or contamination of the surface, substrata, soil, air, ground water, surface water or marine environments; (iv) any other obligations imposed under Environmental Law including all applicable Permits; (v) Orders, notices to comply, notices of violation, alleged non-compliance and inspection reports; and (vi) all obligations with respect to personal injury, property damage, wrongful death and other damages and losses arising under applicable Law as a result of any of the matters identified in clauses (i)-(v) of this definition.

(zz) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

(aaa) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (C) an affiliated service group (as defined under Section 414(m) of the Code) or (D) any group specified in Treasury Regulations promulgated under Section 414(o) of the Code, any of which includes or included Seller.

(bbb) “Escrow Agent” means a third-party entity approved by the parties hereto, which entity will have fiduciary obligations with respect to the transfer of funds related to this Agreement and whose actions will be governed by an escrow agreement approved by the parties hereto.

(ccc) “Estimated Cash Consideration” shall have the meaning set forth in Section 2.3(e).

(ddd) “Excluded Assets” shall have the meaning set forth in Section 1.2.

(eee) “Excluded Liabilities” shall have the meaning set forth in Section 1.4.

(fff) “Final Order” means an order or judgment of the Bankruptcy Court or any other court of competent jurisdiction entered by the Clerk of the Bankruptcy Court or such other court on the docket in Seller’s Bankruptcy Case or the docket of such other court, which has not been modified, amended, reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court or other court of competent jurisdiction shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

(ggg) “Financial Statements” shall have the meaning set forth in Section 4.17.

(hhh) “FIRPTA Certificate” shall have the meaning set forth in Section 11.4.

(iii) “GAAP” means United States generally accepted accounting principles as in effect from time to time.

(jjj) “Governmental Body” means any government, quasi-governmental entity, or other governmental or regulatory body, agency or political subdivision thereof of any nature, whether foreign, federal, state or local, or any agency, branch, department, official, entity, instrumentality or authority thereof, or any court or arbitrator (public or private) of applicable jurisdiction, and shall include the Bankruptcy Court.

(kkk) “Ground Lease” shall have the meaning set forth in Section 4.6(a).

(lll) “Hazardous Material” means any substance, material or waste which is regulated by any Governmental Body, including petroleum and its by-products, asbestos, and any material or substance which is defined or identified as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” or otherwise regulated under or the subject of any provision of Environmental Law.

(mmm) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

(nnn) “Hugoton Facility” shall have the meaning set forth in Section 1.2.

(ooo) “Indebtedness” of any Person means, without duplication, (i) the interest in respect of, principal of and premium (if any) in respect of (x) indebtedness of such Person for money borrowed and (y) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person with respect to any Contracts relating to the deferred and unpaid purchase price of property or services, including any interest accrued thereon and prepayment or similar penalties and expenses; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Encumbrance (other than Permitted Encumbrances), on any property or asset of such Person (whether or not such obligation is assumed by such Person).

(ppp) “Initial Resolution Period” shall have the meaning set forth in Section 2.4(c).

(qqq) “Intellectual Property” means, to the extent related to the Purchased Assets or Business, all intellectual property and proprietary rights of any kind, including the following: (i)

trademarks, service marks, trade names, slogans, logos, designs, symbols, trade dress, internet domain names, uniform resource identifiers, rights in design, brand names, any fictitious names, d/b/a’s or similar filings related thereto, or any variant of any of them, and other similar designations of source or origin, together with all goodwill, registrations and applications related to the foregoing; (ii) copyrights and copyrightable subject matter (including any registration and applications for any of the foregoing); (iii) trade secrets and other confidential or proprietary business information (including manufacturing and production processes and techniques, research and development information, technology, intangibles, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information), know how, proprietary processes, formulae, algorithms, models, industrial property rights, and methodologies; (iv) computer software, computer programs, and databases (whether in source code, object code or other form); (v) licenses and sublicenses granted and obtained with respect to the foregoing and rights thereunder; and (vi) all rights to sue for past, present and future infringement, misappropriation, dilution or other violation of any of the foregoing and all remedies at law or equity associated therewith. For the avoidance of doubt, Intellectual Property shall not include any of the foregoing related to the Pilot Plant or the Hugoton Facility.

(rrr) “Inventory” means all inventory (including finished goods; supplies; raw materials; work in progress (“WIP”); and spare, replacement and component parts (Spare Parts”)) related to the Business maintained or held by, stored by or on behalf of, or in transit to, Seller.

(sss) “Inventory Arbiter” shall have the meaning set forth in Section 2.4(d).

(ttt) “Inventory Closing Value” shall have the meaning set forth in Section 2.4(a).

(uuu) “Inventory Estimated Amount” shall have the meaning set forth in Section 2.3(f).

(vvv) “IP Assignment and Assumption Agreement” shall have the meaning set forth in Section 3.2(i).

(www) “IRS” shall have the meaning set forth in Section 4.14(c).

(xxx) “Key Employee Incentive Plan” means that certain Key Employee Incentive Plan of Seller and certain of its affiliated entities, solely to the extent approved by the Bankruptcy Court.

(yyy) “Key Employee Retention Plan” means that certain Non-Executive Key Employee Retention Plan of Seller and certain of its affiliated entities, solely to the extent approved by the Bankruptcy Court.

(zzz) “Knowledge” or (“Knowledge of Seller” or “Seller’s Knowledge”) means the actual knowledge of Seller’s President/CEO, Seller’s Executive Vice President of US Operations, the York Plant’s Plant Manager, the York Plant’s Engineering Director, the York Plant’s Maintenance Manager, the York Plant’s Logistics Manager, the York Plant’s QSE Manager, the York Plant’s Operations Manager, Seller’s Human Resources Manager and the York Plant’s Human Resources Manager/Office Manager

(aaaa) “Law” means any federal, state, local, municipal, foreign or international, multinational or other law, statute, constitution, principle of common law, resolution,

ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, in each case as in effect as of the Closing Date.

(bbbb) “Lease” shall have the meaning set forth in Section 4.6(a).

(cccc) “Liability” means, as to any Person, any debt, adverse claim, liability (including any liability that results from, relates to or arises out of tort or any other product liability claim), duty, responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed.

(dddd) “Material Adverse Effect” means any event, change, occurrence or state of facts that has had, or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the assets, Liabilities, Business, operations, properties, financial condition or results of operations of the York Plant, provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Material Adverse Effect: (a) changes in the U.S. economy or capital markets in general but that do not have a disproportionate effect on the Seller relative to other participants in the industry in which the Seller conducts the Business, (b) changes that affect generally the industry in which the Seller operates but that do not have a disproportionate effect on the Seller relative to other participants in the industry in which the Seller conduct the Business, (c) changes after the Agreement Date in any applicable Law or GAAP or other applicable accounting standards or interpretations thereof, (d) national or international political or social actions or conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, or (e) the commencement of the Bankruptcy Case.

(eeee) “NXT Lease Agreement” means that certain Master Lease Agreement, dated as of April 30, 2015, between NXT Capital, LLC and Seller, together with all Lease Schedules (as defined therein) and other documents, agreements and instruments delivered in connection therewith by Seller.

(ffff) “NXT Assets” means all of the assets subject to the NXT Lease Agreement, including without limitation those set forth or identified in any Lease Schedule (as defined therein) thereto.

(gggg) “Order” means any award, writ, injunction, judgment, order, ruling, decision, subpoena, mandate, precept, command, directive, consent, approval, award, decree or similar determination or finding entered, issued, made or rendered by any Governmental Body.

(hhhh) “Ordinary Course of Business” means the ordinary and usual course of normal day to day operations of the Business consistent with past practice.

(iiii) “Organizational Documents” means, with respect to a particular entity Person, (i) if a corporation, the articles or certificate of incorporation and bylaws, (ii) if a general partnership, the partnership agreement and any statement of partnership, (iii) if a limited partnership, the limited partnership agreement and certificate of limited partnership, (iv) if a limited liability company, the articles or certificate of organization or formation and any limited liability company or operating agreement, (v) if another type of Person, all other charter and similar documents adopted or filed in connection with the creation, formation or organization of the Person, and (vi) all amendments or supplements to any of the foregoing.

(jjjj) “Outside Date” shall have the meaning set forth in Section 3.4(b).

(kkkk) “Owned Buildings” shall have the meaning set forth in Section 4.6(b).

(llll) “Owned Real Property” shall have the meaning set forth in Section 4.6(b).

(mmmm) “Party” shall have the meaning set forth in the preamble.

(nnnn) “Pension Plan” shall have the meaning set forth in Section 4.14(e).

(oooo) “Permits” means all qualifications, registrations, filings, privileges, franchises, immunities, licenses, permits, authorizations and approvals of Governmental Authorities which are used or required in order for the Seller to own and operate the Business, including, without limitation, all certificates of occupancy and certificates, licenses and permits relating to zoning, building, housing, safety, Environmental Laws, fire and health.

(pppp) “Permitted Encumbrances” means (i) Encumbrances for utilities and current Taxes not yet due and payable or being contested in good faith; (ii) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments against any of the Purchased Assets which do not, individually or in the aggregate, adversely affect the operation of the Business and, in the case of the Owned Real Property, which do not, individually or in the aggregate, adversely affect the use or occupancy of such Owned Real Property as it relates to the operation of the Business or materially detract from the value of the Owned Real Property, (iii) applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law, (iv) materialmans’, mechanics’, artisans’, shippers’, warehousemans’ or other similar common law or statutory liens incurred in the Ordinary Course of Business, securing amounts, the payment of which is not delinquent and are listed as accounts payable in Seller’s balance sheet as disclosed to Purchaser in a schedule to be attached hereto as [Schedule 10.1(xxxx)] and do not in the aggregate exceed $25,000, (v) licenses granted on a non-exclusive basis , (vi) Encumbrances arising from the transfer of Intellectual Property pursuant to this Agreement relating to the past acts or prior commitments of Seller and all previous owners of such Intellectual Property and (vii) such other Encumbrances or title exceptions as Purchaser may approve in writing in its sole discretion or which do not, individually or in the aggregate, materially and adversely affect the operation of the Business.

(qqqq) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, labor union, estate, Governmental Body or other entity or group.

(rrrr) “Personal Property Leases” shall have the meaning set forth in Section 4.7.

(ssss) “Petition Date” means the date on which the Seller commenced the Bankruptcy Case.

(tttt) “Pilot Plant” means that certain pilot plant (second generation) and that certain pilot plant warehouse, each as identified in the attached Schedule 10.1(bbbbb) as marked in red and yellow, as applicable, but specifically excluding any and all real property upon which the same are constructed (such real property upon which the same are constructed being referred to herein collectively as the “Pilot Plant Property”) and all other real property constituting Acquired Owned Real Property.

(uuuu) “Post-Closing Plans” shall have the meaning set forth in Section 6.1(b).

(vvvv) “Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.

(wwww) “Pre-Closing Period” means the period commencing on the Agreement Date and ending on the earlier of the date upon which this Agreement is terminated pursuant to Section 3.4 or the Closing Date.

(xxxx) “Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

(yyyy) “Pre-Paid Expenses” shall have the meaning set forth in Section 2.3(f).

(zzzz) “Previously Omitted Contract” shall have the meaning set forth in Section 1.6(b)(i).

(aaaaa) “Previously Omitted Contract Designation” shall have the meaning set forth in Section 1.6(b)(i).

(bbbbb) “Previously Omitted Contract Notice” shall have the meaning set forth in Section 1.6(b)(ii).

(ccccc) “Purchase Price” shall have the meaning set forth in Section 2.1(a).

(ddddd) “Purchased Assets” shall have the meaning set forth in Section 1.1.

(eeeee) “Purchased Intellectual Property” shall have the meaning set forth in Section 4.8.

(fffff) “Purchaser” shall have the meaning set forth in the preamble.

(ggggg) “Purchaser Designee” shall have the meaning set forth in the preamble.

(hhhhh) “Purchaser Inventory Adjustment Amount” shall have the meaning set forth in Section 2.4(e).

(iiiii) “Purchaser Objection Notice” shall have the meaning set forth in Section 2.4(b).

(jjjjj) “Purchaser Statement” shall have the meaning set forth in Section 2.3(b).

(kkkkk) “Regulatory Approvals” means any consents, waivers, approvals, orders Permits or authorizations of any Governmental Body required in connection with the execution, delivery and performance of this Agreement of any Ancillary Document and the consummation of the transactions contemplated hereby and thereby.

(lllll) “Release” means any actual or threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching into the indoor or outdoor environment, or including migration to or from a property, including but not limited to any Owned Real Property.

(mmmmm) “Remedial Action” means all actions to (i) investigate, clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release of any Hazardous Material; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

(nnnnn) “Rejected Contracts” shall have the meaning set forth in Section 1.6(a)(i).

(ooooo) “Representatives” shall have the meaning set forth in Section 8.2.

(ppppp) “Sale Hearing” means the hearing to approve this Agreement and seeking entry of the Sale Order.

(qqqqq) “Sale Motion” means the motion or motions of Seller, in form and substance reasonably acceptable to Seller and Purchaser, seeking approval and entry of the Bidding Procedures Order and Sale Order.

(rrrrr) “Sale Order” means an order substantially in the form attached hereto as Exhibit F and otherwise in form and substance reasonably satisfactory to Seller and Purchaser.

(sssss) “Seller” shall have the meaning set forth in the preamble.

(ttttt) “Seller Inventory Adjustment Amount” shall have the meaning set forth in Section 2.4(e).

(uuuuu) “Seller Inventory Amount” shall have the meaning set forth in Section 2.4(a).

(vvvvv) “Straddle Period” shall have the meaning set forth in Section 11.1(b).

(wwwww) “Tax” and “Taxes” mean (a) any and all taxes, including any federal, state, provincial, local, foreign or other income, gross receipts, sales, value added, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, capital, production, recapture, net worth, surplus, customs, duties, levies, surtaxes or other taxes, fees, assessments, reassessments or charges of any kind whatsoever, together with any interest, additions, installments or penalties with respect thereto and any interest in respect of such additions or penalties, (b) any Liability for the payment of any items described in clause (a) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included)) in any Tax Return related to such group (including any Liability pursuant to Section 1.1502-6 of the Treasury Regulations, or any similar provision of state, local or non-U.S. law), and (c) any Liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other Person, or any successor or transferee liability, by contract or otherwise in respect of any items described in clause (a) or (b) above.

(xxxxx) “Tax Proceeding” means any action, suit, investigation, audit, Claim, investigation, or other action or proceeding with respect to Taxes.

(yyyyy) “Tax Refunds” shall have the meaning set forth in Section 1.1(u).

(zzzzz) “Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) supplied or required to be supplied to any Governmental Body with respect to Taxes, including amendments thereto.

(aaaaaa) “Title Insurer” will mean such nationally recognized title insurance company, as mutually agreed upon by Seller and Purchaser.

(bbbbbb) “Transferred Employee” shall have the meaning set forth in Section 6.1(a).

(cccccc) “Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

(dddddd) “Updating Information” shall have the meaning set forth in Section 8.15.

(eeeeee) “WARN Act” means the United States Worker Adjustment and Retraining Notification Act, and the rules and regulations promulgated thereunder.

(ffffff) “York Plant” shall have the meaning set forth in the Section 1.1

ARTICLE XI.

TAXES

11.1 Certain Taxes.

(a) Any sales, use, purchase, transfer, franchise, deed, fixed asset, stamp, documentary stamp, use or other Taxes and recording charges which may be payable by reason of the sale of the Purchased Assets or the assumption of the Assumed Liabilities under this Agreement or the transactions contemplated hereby, and that are not exempt under Section 1146(a) of the Bankruptcy Code, shall be borne and timely paid by the Seller. The Seller shall, at its own expense, timely file any Tax Return or other document required to be filed with respect to such Taxes, and Purchaser shall join in the execution of any such Tax Return if required by Law.

(b) In the case of any taxable period that begins before, and ends after, the Closing Date (a “Straddle Period”), any real property, personal property, ad valorem and similar Taxes allocable to the portion of such Straddle Period ending with the end of the day on the Closing Date shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that is in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, which amount shall be an Excluded Liability.

11.2 Allocation of Purchase Price. As soon as reasonably practicable after the Closing Date, the Purchaser shall determine the allocation of (a) the Purchase Price, plus (b) the Assumed Liabilities,

plus (c) all other items required to be treated as consideration for federal income Tax purposes, among the Purchased Assets and the agreements provided for herein, for all purposes (including financial, accounting and Tax) (the “Allocation”). The Purchaser and the Seller shall each report the federal, state and local income and other Tax consequences of the transactions contemplated hereby in a manner consistent with the Allocation, including, if applicable, the preparation and filing of Forms 8594 under Section 1060 of the Code (or any successor form or successor provision of any future Tax Law) with their respective federal income Tax Returns for the taxable year which includes the Closing Date, and neither will take any position inconsistent with the Allocation unless otherwise required under applicable Law. The Seller shall provide the Purchaser and the Purchaser shall provide Seller with a copy of any information required to be furnished to the Secretary of the Treasury under Code Section 1060.

11.3 Cooperation on Tax Matters. The Purchaser and the Seller agree to provide each other with such information and assistance as is reasonably necessary, including access to records, Tax Returns and personnel, for the preparation of any Tax Returns or for the defense of any Tax claim or assessment, whether in connection with a Tax Proceeding or otherwise.

11.4 FIRPTA Certificate. The Seller shall deliver to the Purchaser on the date hereof a properly executed affidavit of non-foreign status, reasonably satisfactory to Purchaser, that complies with Section 1445 of the Code and Section 1.1445-2(b)(2) of the Treasury Regulations (the “FIRPTA Certificate”). If the Purchaser does not so receive a properly executed FIRPTA Certificate from the Seller, then the Purchaser shall be permitted to withhold from any payment to be made (or deemed to be made) pursuant to this Agreement to the Seller any required withholding Tax under Section 1445 of the Code as determined by the Purchaser. Any amounts withheld shall be treated for all purposes of this Agreement as having been paid to the Seller in respect of which such withholding was made.

11.5 Tax Refunds. The Seller agrees to cooperate with the Purchaser in all respects, and take or cause to be taken any steps necessary, in order to apply for and obtain any Tax Refunds with respect to Seller for any taxable year, provided that the Purchaser pays all reasonable expenses incurred in connection therewith.

ARTICLE XII.

MISCELLANEOUS

12.1 Payment of Expenses. Except as otherwise provided in this Agreement (including, but not limited to Section 3.5 and Section 7.1) and whether or not the transactions contemplated hereby are consummated, Seller and the Purchaser shall bear their own expenses incurred or to be incurred in connection with the negotiation and execution of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

12.2 Survival of Representations and Warranties; Survival of Confidentiality. The Parties agree that the representations and warranties contained in this Agreement shall expire upon the Closing Date. The Parties agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive in accordance with the terms of the particular covenant or until fully performed.

12.3 Entire Agreement; Amendments and Waivers. This Agreement, together with the Confidentiality Agreement and the Ancillary Documents, represents the entire understanding and agreement between the Parties with respect to the subject matter hereof. This Agreement may be amended, supplemented or changed, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought; provided, that the Schedules hereto may be amended in accordance with Section 1.6 and Section 8.15. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, condition, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by applicable Law.

12.4 Assignment. Neither Seller nor Purchaser may assign or delegate any duties or obligations under this Agreement without the prior written consent of the other, which consent may be granted or withheld in the sole discretion of the party whose consent is so required, except that Purchaser may assign its rights and obligations under the Agreement with respect to any or all designated Plants to one or more wholly-owned Affiliates of Purchaser (“Assignee”) provided that such Assignee assumes in writing all of the duties and obligations of Purchaser hereunder with respect to such designated Plants; provided, however, any assignment by Purchaser of its obligations to the Assignee will not relieve Purchaser of its obligations hereunder, with Seller acknowledging and agreeing, however, that Purchaser shall have no post-closing obligation to them in connection with any Purchased Assets (including, without limitation, any Assumed Leased Real Property) that is assigned or transferred to and assumed by the Assignee.

12.5 Execution of Agreement; Counterparts; Electronic Signatures.

(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties; it being understood that all Parties need not sign the same counterparts.

(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

12.6 Governing Law. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL BANKRUPTCY LAW, TO THE EXTENT APPLICABLE, AND WHERE STATE LAW IS IMPLICATED, THE LAWS OF THE STATE OF MISSOURI SHALL GOVERN, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF (EXCEPT FOR ANY LAWS OF THAT STATE WHICH WOULD RENDER SUCH CHOICE OF LAWS INEFFECTIVE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

12.7 Jurisdiction, Waiver of Jury Trial.

(a) THE BANKRUPTCY COURT WILL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER AT LAW OR IN EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY; PROVIDED, HOWEVER, THAT IF THE BANKRUPTCY COURT IS UNWILLING OR UNABLE TO HEAR ANY SUCH DISPUTE, THE COURTS OF THE STATE OF MISSOURI AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN MISSOURI WILL HAVE SOLE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER AT LAW OR IN EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY.

(b) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.8 Notices. Unless otherwise set forth herein, any notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), or (b) sent by facsimile or e-mail, in each case, if sent during the normal business hours of the recipient, with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in the case of each of clauses (a) and (b), to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Parties):

If to Seller, to:

Abengoa Bioenergy Company, LLC

16150 Main Circle Drive

Suite 300

Chesterfield, Missouri 63017

Attention: General Counsel

E-mail address: Jeffrey.Bland@abengoa.com

With a copy (which shall not constitute effective notice) to:

DLA Piper LLP (US)

203 North LaSalle Street, Suite 1900

Chicago, Illinois 60601

Fax no.: (312) 236-7516

Attention: Richard Chesley

E-mail address: Richard.Chesley@dlapiper.com

If to Purchaser, to:

Green Plains Inc.

450 Regency Parkway, Suite 400

Omaha, NE 68114

Attention: Todd Becker

E-mail address: Todd.Becker@gpreinc.com

With a copy (which shall not constitute effective notice) to:

Green Plains Inc.

450 Regency Parkway, Suite 400

Omaha, NE 68114

Attention: Michelle Mapes, EVP - General Counsel & Corporate Secretary

E-mail address: Michelle.Mapes@gpreinc.com

12.9 Binding Effect; Assignment. This Agreement shall be binding upon Purchaser and, subject to entry of the Bidding Procedures Order (with respect to the matters covered thereby) and the Sale Order, Seller, and inure to the benefit of the Parties and their respective successors and permitted assigns, including any trustee or estate representative appointed in the Bankruptcy Case or any successor Chapter 7 case. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by Seller or Purchaser (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without such required consents shall be void; provided however Purchaser may assign this Agreement to any Affiliate.

12.10 No Assumption of Liabilities. This Agreement constitutes a sale of certain assets of Seller only and is not a sale of any stock in any entity comprising Seller.

(a) Except as otherwise provided herein, by entering into this Agreement or performing any act or agreement hereunder, except as expressly set forth herein, Purchaser does not assume any obligations or liabilities of Seller and shall not be responsible for the payment of any liabilities of or obligations of Seller whatsoever, including, without limitation, the following:

(i) Claims by Seller’s employees, former employees or others under any contract, agreement or the like or any state, Federal, local or other laws, statutes, executive order, regulations, ordinances, codes or the like including, but not limited to, claims in connection with employee wages, vacation pay, severance pay, holiday pay, sick leave pay, detrimental reliance claims, implied contract claims, WARN notice claims, worker’s compensation claims, ERISA claims, COBRA claims, Civil Rights Laws claims, claims under the Fair Labor Standards Act or Labor Management Relations Act, Americans With Disabilities Act, Family Medical Leave Act, employment discrimination claims of all types, claims regarding health and welfare benefits or premiums, sexual harassment claims, disability claims, Family and Medical Leave Act claims, pension fund liability (whether for current or unfunded accrued liabilities), claims or other problems arising under OSHA, claims in connection with environmental problems, claims arising out of Seller’s agreements with third parties or any other obligations of any kind or character arising out of Seller’s acts, omissions or agreements;

(ii) Demands, causes of action, obligations or liabilities (including damages, costs and reasonable attorneys’ fees) from any claim of any third party arising out of Seller’s acts, omissions or agreements.

(b) There is no agency relationship between Seller and Purchaser; Purchaser is not a successor or assign or alter ego to Seller. Seller and Purchaser are not involved in a joint venture, Purchaser is not required to continue operations at any of Seller’s former facilities. If in its sole discretion, Purchaser hires former employees, managers or supervisors of Seller, these individuals shall be employed as new employees of Purchaser. All individuals considered for employment by Purchaser, if any, will be hired on the basis of qualifications, as determined by Purchaser. Purchaser does not assume and is not responsible for any liability Seller may have to retired persons or former employees. Seller represent to Purchaser that they have, or will before the

Closing Date, satisfied their liabilities and/or obligations accruing prior to the Closing Date to all other persons who are affected by the closing of Seller’s business operations; provided, however, if such obligations are of a nature such that they cannot be satisfied prior to the Closing Date, Seller shall diligently cause the satisfaction of such obligations as soon as practicable after the Closing Date.

12.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction and in lieu of such invalid, illegal or unenforceable provision or portion of any provision, there will be added automatically as a part of this Agreement a valid legal and enforceable provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible.

12.12 Bulk Sales Laws. Each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement or any Ancillary Document.

12.13 Access and Right to Use. Purchaser shall, upon reasonable advance notice, afford to Seller’s officers, independent public accountants, attorneys, Affiliates, consultants and other representatives, reasonable access during normal business hours to (a) all books and records pertaining to the Purchased Assets on a royalty-free basis and (b), and subject to the prior commercially reasonable approval of Purchaser and in accordance with all Purchaser or York Plant rules and regulations relating to safety, security, and other York Plant requirements, including insurance requirements, the Purchased Assets, in each case, solely for the purpose of enabling the Seller to conduct an orderly wind-down of the Seller’s operations until such time as the wind-down is completed on or before the nine month anniversary of the Closing Date.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

GREEN PLAINS INC.

By:	/s/ Michelle Mapes
	Name:	Michelle Mapes
	Title:	Executive Vice President, General Counsel and Corporate Secretary

ABENGOA BIOENERGY COMPANY, LLC

By:	/s/ Sandra Porras Serrano
	Name:	Sandra Porras Serrano
	Title:	Chief Financial Officer

Exhibit G

Terms and Conditions Regarding the Pilot Plant

1.	Access: Purchaser will grant ABNT access to the Pilot Plant which grant will include:

a.	The right of the Pilot Plant to occupy the Pilot Plant Property

b.	Ingress and egress over the Acquired Owned Real Property

c.	Parking at the Acquired Owned Real Property

d.	Right to use the rail road spur located at the Acquired Owned Real Property

e.	Market Rate Rental Payments for the Pilot Plant Property and such access.

f.	A monthly maintenance charge for ABNT’s access to the Pilot Plant

2.	Shared Utilities and Services: (i.e., electric, water (including waste sewage, storm and sludge), gas, telecommunications and any other utility or similar service for the operation or use of the Pilot Plant)

a.	All shared utilities that can be separately metered shall be so metered, at ABNT’s cost and expense, within 60 days after the Closing Date.

b.	All other shared utilities and utilities shall be prepaid on a monthly basis by ABNT to Purchaser based on market rates applicable to the York Plant.

3.	Indemnity: ABNT shall fully indemnify and hold harmless Purchaser for any and all damage, costs, loss, expense, environmental liability or out-of-pocket expenses incurred or suffered by Purchaser or its Affiliates, related to, resulting from, or arising out of the use, operation, removal, and accessing of the Pilot Plant and the Pilot Plant property, as well as those resulting from ABNT’s directors, officers, agents, employees, vendors, customers, invitees, guests, and any other Person claiming through ABNT.

4.	ABNT will procure and maintain premises, general commercial liability and other insurance coverage as is customary and usual incident to the ownership and operation of the Pilot Plant and the Pilot Plant Property in minimum amounts as shall be reasonably acceptable to Purchaser and Purchaser will be names as an additional insured on any and all such insurance policies.

5.	All ABNT directors, officers, agents, employees, vendors, customers, invitees, guests, and any other Person claiming through ABNT entering the York Plant for access to the Pilot Plant shall execute an “access agreement” agreeing to abide by the security, health, safety, environmental, compliance and other York Plant site rules as in effect from time to time.

6.	Access to and use of Pilot Plant shall occur only during the York Plant’s normal business hours and without causing any undue disruption to the operation of the York Plant. Any removal, deconstruction or similar non-ordinary course of operation activities related to or affecting the Pilot Plant or any of the machinery, equipment and other tangible personal property in the Pilot Plant shall be subject to prior notice to and scheduling with Purchaser and shall not interfered with Purchaser’s normal business operations or capital projects at the York Plant.